UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WYETH

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Five Giralda Farms	Robert Essner
Madison, New Jersey 07940	Chairman, President and Chief Executive Officer

March 16, 2005

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Wyeth’s 2005 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, April 21, 2005 at 9:30 in the morning at the Headquarters Plaza Hotel located at Three Headquarters Plaza, Morristown, New Jersey.

The Notice of Annual Meeting and proxy statement in this mailing describe the business items we plan to address at the meeting. We will also present a brief report on our business and will respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. Many of you will have the option to cast your proxy vote by telephone or via our internet website. These are quick, cost effective and easy ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy form in the postage-paid envelope provided.

I look forward to seeing you on April 21st.

Sincerely,

Wyeth Pharmaceuticals

Wyeth Consumer Healthcare

Fort Dodge Animal Health

Five Giralda Farms

Madison, New Jersey 07940

Notice of Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Wyeth will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 21, 2005 at 9:30 a.m., Eastern Time. At the meeting, we will vote on the following items and any other matters that are properly presented at the meeting:

1.	elect 10 nominees to our Board of Directors;

2.	vote to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005;

3.	consider and act upon the adoption of the 2005 Stock Incentive Plan;

4.	vote on a stockholder proposal regarding reimportation of prescription drugs;

5.	vote on a stockholder proposal regarding separating the roles of Chairman and Chief Executive Officer;

6.	vote on a stockholder proposal regarding the disclosure of political contributions; and

7.	vote on a stockholder proposal regarding discontinuation of Premarin® and protection of mares.

Our Board of Directors has chosen the end of the business day on March 4, 2005 as the “record date” that will determine the list of stockholders who must be notified of and who are eligible to vote at the meeting.

As Authorized by the Board of Directors,

EILEEN M. LACH Corporate Secretary

March 16, 2005

Your Vote Is Important!

If you are unable to attend the meeting, please sign, date and promptly return the accompanying proxy form or, if your proxy form includes instructions to do so, use the toll-free telephone number or internet website noted on your proxy form to submit your proxy.

APPENDICES

Appendix A—Criteria and Procedures for Board Candidate Selection for the Board of Directors

Appendix B—Audit Committee of the Board of Directors Charter

Appendix C—Compensation and Benefits Committee of the Board of Directors Charter

Appendix D—Nominating and Governance Committee of the Board of Directors Charter

Appendix E—Corporate Issues Committee of the Board of Directors Charter

Appendix F—Corporate Governance Guidelines

Five Giralda Farms

Madison, New Jersey 07940

Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because Wyeth’s Board of Directors is asking (technically called soliciting) stockholders to provide proxies or voting instructions to be voted at our 2005 Annual Meeting of Stockholders. The meeting is scheduled for April 21, 2005 and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. In this proxy statement, we refer to Wyeth as “Wyeth,” “we,” “our” or “our Company.”

What is a proxy or voting form?

A proxy is a legal designation of another person to vote your shares. You may authorize the other person electronically by phone or via the internet website. You may also do so in writing by filling out your proxy card (if you hold shares in your own name) or voting form (if you hold shares through a broker or participate in our BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York). We refer to your proxy card or voting form in this proxy statement as your proxy form.

How can you vote?

You may vote by using the toll-free number or the internet website, if your proxy form includes instructions for using these quick and easy voting methods. You may also simply fill out, sign and date your proxy form and mail it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the meeting. You may also vote by submitting a ballot in person if you attend the meeting.

When is this proxy statement being mailed?

This proxy statement and the proxy form are first being sent to stockholders on or near March 16, 2005.

Who is entitled to vote at the meeting?

All stockholders who hold shares at the end of the business day on the “record date” (March 4, 2005) are entitled to receive notice of and to vote at the meeting.

Who may attend the meeting?

Stockholders (or their authorized representatives) and our invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the end of the day on the “record date” (March 4, 2005), you will be permitted to attend the meeting.

Can you keep your vote secret?

Yes. You may request that your vote be kept secret until after the meeting by asking us to do so on your proxy form or by following the instructions when submitting your proxy by telephone or via the internet website.

How will your shares be represented at the meeting?

At the meeting, our proxy committee will vote your shares as you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board of Directors recommends, which is:

•	FOR the election of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005;

•	FOR the adoption of our 2005 Stock Incentive Plan;

•	AGAINST the stockholder proposal regarding reimportation of prescription drugs;

•	AGAINST the stockholder proposal regarding separating the roles of Chairman and Chief Executive Officer;

•	AGAINST the stockholder proposal regarding the disclosure of political contributions; and

•	AGAINST the stockholder proposal regarding discontinuation of Premarin® and protection of mares.

You may revoke your proxy at any time before it is voted at the meeting.

Must you give voting instructions if you participate in our BuyDIRECT Stock Purchase and Sale Plan?

Yes. If you participate in our BuyDIRECT Stock Purchase and Sale Plan and do not fill out a proxy form your shares will not be voted.

Will cameras and recording devices be permitted at the meeting?

No. Cameras and recording equipment are not permitted in the meeting room.

How many shares will be voted at the meeting?

All stockholders who hold shares at the end of the business day on the “record date” (March 4, 2005) are entitled to vote at the meeting. To give you an estimate of how many shares are outstanding on a recent date, on March 1, 2005 there were 1,336,053,758 shares of our common stock outstanding and each common share is entitled to one vote. The par value or face value of our common stock is $0.33 1/3 per share. Also, on March 1, 2005 there were 15,766 shares of our convertible preferred stock outstanding and each preferred share is entitled to 36 votes. The par value or face value of our preferred stock is $2.50 per share.

How will votes for the election of directors be counted?

The ten nominees with the most affirmative votes cast by proxy or in person at the meeting for the ten open directors’ seats (technically called a plurality) will be elected as directors. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will votes be counted for matters other than election of directors?

All matters on the agenda other than the election of directors will be decided by a majority of the votes cast by proxy or in person at the meeting in accordance with our by-laws. This means that a matter will pass if more votes are cast for a matter than against. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will abstentions be counted?

If you abstain from voting on any item on the agenda you will effectively not vote on that item of business at the meeting. These votes are not considered to be votes cast under our by-laws or under the laws of Delaware (our state of incorporation).

What is a broker non-vote and how are they counted?

A broker non-vote occurs when a broker holds shares on your behalf but the broker does not receive instructions from you as to how you wish to vote your shares in cases where specific authorization is required. In these cases, the broker can register your shares as being present at the meeting for attendance purposes (obtaining the required number of shares to be present at the meeting which is technically called a quorum) but will not be able to vote on those matters for which specific authorization is required. Similar to abstentions, broker non-votes will have no effect on the matters that are on the agenda to be presented at the meeting.

ITEM 1.

ELECTION OF DIRECTORS

We are planning to elect 10 directors who will hold office until the next annual meeting or until a replacement is elected or appointed. All of the nominees are currently members of our Board and, other than Dr. Frances D. Fergusson, were elected by our stockholders at the last annual meeting. Dr. Fergusson was elected to the Board on September 30, 2004, effective January 1, 2005. The Board took action to increase the number of directors from 11 to 12 upon her election. In accordance with the mandatory retirement policy set forth in our Corporate Governance Guidelines, Frank A. Bennack, Jr. retired on February 28, 2005, after more than 16 years of service. In addition, Clifford L. Alexander, Jr. will retire from Board service on the date of the 2005 Annual Meeting after more than 11 years of service. The Board has taken action to reduce the number of directors to 11 effective upon Mr. Bennack’s retirement and 10 effective upon Mr. Alexander’s retirement.

We have no reason to believe that any nominee for director, if elected, would not serve. If any nominee is not available and our Board chooses to designate a substitute nominee, your vote (through your proxy) would be cast for the substitute nominee.

You may submit names of qualified candidates for service on the Board of Directors along with detailed information on their backgrounds to our Corporate Secretary for referral to the Nominating and Governance Committee of the Board of Directors. Our Criteria and Procedures for Board Candidate Selection are attached to this proxy statement as Appendix A. Under our by-laws, nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

Nominees for Election as Directors

Mr. Carrión is 52 years old and has been a Director since 2000. He is the Chairman, President and Chief Executive Officer of Popular, Inc., a bank holding company; and Chairman and Chief Executive Officer of Banco Popular de Puerto Rico. He is also the Chairman of the Board of Trustees of Fundación Banco Popular and a director of Verizon Communications Inc., Telecomunicaciones de Puerto Rico, Inc and the International Olympic Committee.
Richard L. Carrión

Robert Essner	Mr. Essner is 57 years old and has been a Director since 1997. He became the Chairman on January 1, 2003. He was elected President in July 2000 and Chief Executive Officer in May 2001. Previously, he held the positions of Chief Operating Officer since July 2000 and Executive Vice President since September 1997. Before that he was President of Wyeth-Ayerst Global Pharmaceuticals from March 1997 and President of Wyeth-Ayerst Laboratories from 1993 to March 1997. He is also a member of the Board of Massachusetts Mutual Life Insurance Company and a Trustee of Penn Medicine (the entity governing the University of Pennsylvania School of Medicine and the University of Pennsylvania Health System).

Professor Feerick is 68 years old and has been a Director since 1987. He is a Professor of Law at Fordham University School of Law and is the former Dean of Fordham University School of Law, a position he held from 1982 until 2002. He is also a director of the Group Health Incorporated, Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax Free Trust.
John D. Feerick

Dr. Fergusson is 60 years old and has been a Director since January 2005. She is the President of Vassar College, a position she has held since 1986. She is also a director of HSBC USA Inc. and its principal subsidiary HSBC Bank USA, NA, and serves on the Board of Overseers of Harvard University.
Frances D. Fergusson, Ph.D.

Dr. Langer is 56 years old and has been a Director since January 2004. He is the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology. He is also a director of Boston Life Sciences, Inc., Sontra Medical Corporation and Momenta Pharmaceuticals, Inc.
Robert Langer, Sc.D.

Mr. Mascotte is 65 years old and has been a Director since 1995. He is the retired President and Chief Executive Officer of Blue Cross Blue Shield of Kansas City, Inc. He is also the former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation. He is also a director of Crown Media, Inc. and LabOne, Inc.
John P. Mascotte

Dr. Polan is 61 years old and has been a Director since 1995. She has been the Chairman and Professor of the Department of Obstetrics and Gynecology at the Stanford University School of Medicine since 1990. She is also a director of Quidel Corporation.
Mary Lake Polan, M.D., Ph.D., M.P.H.

Mr. Seidenberg is 58 years old and has been a Director since 1996. He is the Chairman and Chief Executive Officer of Verizon Communications Inc., a telecommunications company. He is also a director of Verizon Communications Inc. and Honeywell International Inc.
Ivan G. Seidenberg

Mr. Shipley is 69 years old and has been a Director since 2000. He is the retired Chairman of the Board of The Chase Manhattan Corporation and is presently a consultant to JPMorgan Chase & Co. He is also a director of Exxon Mobil Corporation and Verizon Communications Inc.
Walter V. Shipley

Mr. Torell is 65 years old and has been a Director since 1982. He is a Partner at Core Capital Group. He is the former Chairman and Chief Executive Officer of Fortune Bancorp, former Chairman of the Board, President and Chief Executive Officer of CalFed Inc. and former President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company.
John R. Torell III

Directors’ Fees

Mr. Essner was our employee during 2004 and did not receive any additional compensation for serving on our Board. The non-employee directors were entitled to participate in certain of our health and benefit plans (including participation in our charitable matching grant program which currently permits 50% matching of up to $12,500 per year) and to receive in cash:

Annual Retainer	$50,000
Annual Committee Service Fee	$9,000
Committee Chairman Fee	$5,000
Meeting Attendance Fee (Board or Committee)	$1,050

There were seven Board meetings in 2004 and the total fees paid in 2004 to the 10 directors who were not our current or former employees was $793,500. This amount includes fees that were deferred under the Directors’ Deferral Plan. Dr. Fergusson did not serve on the Board in 2004 and therefore received no compensation from Wyeth in 2004. During 2004, each member of our Board attended at least 75% of the total meetings of the Board and the Committees on which each director was a member. In addition, all of the directors then serving attended the 2004 Annual Meeting.

Directors’ Restricted Stock Awards

We have a restricted stock plan for directors called the 1994 Restricted Stock Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee is entitled to receive an initial grant of 800 shares of restricted stock and four subsequent annual grants of 800 shares for a total of 4,000 shares of restricted stock. These awards vest on the fifth anniversary of election to the Board and are subject to the terms and conditions of the plan, which includes a provision for the acceleration of vesting of outstanding restricted stock awards in the event that there is a change in control of Wyeth.

Directors’ Stock Option Grants

We have a stock option plan for directors called the Stock Option Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee receives an annual grant of stock options (currently 4,000 options per year) on the date of each annual meeting. The exercise price for the options is set at the fair market value of our common stock on that date and the options have a ten-year term. Directors may exercise the options commencing on the date of the next annual meeting or earlier in the event of the termination of service as a director due to death, disability or retirement. However, a director must have completed at least two years of continuous service at the time of exercise or termination in order to be permitted to exercise the options. The plan includes a provision for the acceleration of vesting (permitting early exercise) of the outstanding stock options in the event that there is a change in control of Wyeth.

Directors’ Deferral Plan

We have a deferred compensation plan for directors called the Directors’ Deferral Plan. Under this plan, as amended, directors’ fees may be deferred in amounts specified by each director who is not our current or former employee. The deferred amounts accrue interest, compounded quarterly, at a rate set annually or may be allocated to phantom stock units on a quarterly basis. Amounts deferred that are not allocated to phantom stock units were credited with interest in 2004 as follows: amounts deferred prior to December 20, 2004 were credited with annual interest compounded quarterly at a rate of 10% at which time the crediting rate was changed to 5.9% per year. This crediting rate was reset in January 2005 for 2005 to 5.6%, which is equal to 120% of the applicable federal long-term rate, and will be reset annually to equal 120% of the then applicable federal long-term rate.

The plan also has a provision under which each non-employee director who was serving on the Board in May 1997 was credited with phantom stock units equal to the actuarial equivalent (or pension calculation) of the amount that (under the former retirement plan that was terminated upon creation of this plan) the director would have been due at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with 10 years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the value of these units at that time. Phantom stock units for both the retirement and deferred accounts accrue dividend equivalents that are computed quarterly. In addition, the plan contains a change in control provision which, in the event of a change in control of Wyeth, would accelerate vesting of any unvested sums under the plan and would permit acceleration of scheduled payments to a single lump sum if elected (subject to a 6% penalty).

Committees of Our Board

Our Board has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee and a Corporate Issues Committee. Each of these standing committees has only non-employee independent Directors as members. Below is a description of our key Board Committees, including the Executive Committee of which Mr. Essner is a member. The Charters of each of the standing Committees can be found as appendices to this proxy statement and at the Corporate Governance section of our internet website at www.wyeth.com.

Committee	Members	Functions and Additional Information	Number of Meetings in 2004
Audit	John D. Feerick, Chairman Clifford L. Alexander, Jr. Richard L. Carrión John P. Mascotte* John R. Torell III

See the Committee’s Charter attached to this proxy statement as Appendix B and the Report of the Audit Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Hires (subject to ratification by the stockholders) and approves fees of independent auditors.

•      Pre-approves non-audit services and evaluates performance and independence of the auditors.

•      Reviews and discusses our periodic financial statements, other disclosure and risk management and control policies and procedures, as appropriate, with management and the auditors and ensures integrity of the financial reporting process and compliance with applicable laws and accounting initiatives.

•      Prepares an annual report of the Audit Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

5
*	John P. Mascotte has been determined by the Board to be an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Mascotte is a Certified Public Accountant and was a tax specialist at a national public accounting firm, among many other qualifications.

Committee	Members	Functions and Additional Information	Number of Meetings in 2004
Compensation and Benefits	Richard L. Carrión, Chairman Clifford L. Alexander Jr. John P. Mascotte Ivan G. Seidenberg Walter V. Shipley

See the Committee’s Charter attached to this proxy statement as Appendix C and the Report of the Compensation and Benefits Committee for a detailed description of the Committee’s functions. Some key functions are:

•     Evaluates performance of and recommends to the Board the salaries of our executive officers and other senior executives.

•     Administers our incentive compensation and stock option plans, oversees other benefit plans and approves performance targets related to compensation programs.

•     Establishes and administers performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

•     Periodically evaluates the competitiveness of our compensation practices.

•     Issues an annual report of the Compensation and Benefits Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

6

Committee	Members	Functions and Additional Information	Number of Meetings in 2004
Nominating and Governance	John P. Mascotte, Chairman John D. Feerick Robert Langer, Sc.D. Mary Lake Polan, M.D., Ph.D., M.P.H. Walter V. Shipley

See the Committee’s Charter attached to this proxy statement as Appendix D and the Report of the Nominating and Governance Committee for a detailed description of the Committee’s functions. Some key functions are:

•     Establishes criteria and procedures for recommending candidates to the Board, including those submitted by stockholders.

•     Has sole authority to hire search firms to identify candidates.

•     Makes recommendations to the Board on the functions and size of Board Committees.

•     Oversees other corporate governance matters including the evaluation of the functioning of the Board and recommends corporate governance principles.

•     Annually evaluates the Charter and the performance of the Committee and the Charters of other Committees.

4
Corporate Issues	Clifford L. Alexander, Jr., Chairman John D. Feerick Robert Langer, Sc.D. Mary Lake Polan, M.D., Ph.D., M.P.H. Ivan G. Seidenberg John R. Torell III

See the Committee’s Charter attached to this proxy statement as Appendix E for a detailed description of the Committee’s functions. Some key functions are:

•     Reviews our major public and social policies, practices and programs and makes recommendations to the Board as appropriate on public issues, including environmental, health and safety, employment practices, charitable contributions and community outreach and political contributions.

•     Reviews and makes recommendations regarding stockholder proposals and our Code of Conduct.

•     Annually evaluates the Charter and the performance of the Committee.

2

Committee	Members	Functions and Additional Information	Number of Meetings in 2004
Executive	Robert Essner, Chairman John P. Mascotte Ivan G. Seidenberg	Authorized, under our by-laws, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law, our Certificate of Incorporation or by-laws to be performed or exercised by the entire Board.	1	*
*	The Executive Committee also acted in 2004 on four additional occasions between Board meetings by unanimous written consent following specific delegation from the Board of Directors with respect to the applicable transaction or matter.

Mr. Bennack retired from Board service on February 28, 2005. Prior to his retirement, Mr. Bennack served as Chairman of the Compensation and Benefits Committee and as a member of the Nominating and Governance and Executive Committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and owners of more than 10% of our securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and Wyeth. Pursuant to regulations adopted under the Sarbanes-Oxley Act of 2002, most transactions (including routine grants previously reported on an annual basis) are now reportable within two days of the transaction and are required to be filed electronically with the Securities and Exchange Commission through its EDGAR System. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our executive officers and directors. Based upon a review of the filings made on their behalf during 2004 as well as our company records, all reports were timely filed except that one restricted stock grant transaction for Robert Essner on June 21, 2001 was reported on a Form 4 filed on June 22, 2004 and three tax withholding transactions upon annual phased vesting of a portion of a restricted stock award for Robert R. Ruffolo were reported on a Form 4 filed on November 19, 2004. Mr. Essner’s and Dr. Ruffolo’s awards were each reported, as required, in a timely manner in Company proxy statements relating to their compensation.

SECURITIES OWNED BY MANAGEMENT

The table below shows the numbers of shares of our common stock beneficially owned on February 3, 2005, by:

(i)	each of our current directors;

(ii)	each executive officer named in this proxy statement; and

(iii)	all of our current directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or officer’s name (or by any member of his or her immediate family sharing his or her home). Also, we count shares held by a broker for the benefit of the officer or director and securities which the officer or director could purchase within 60 days (such as exercisable stock options that are listed in a separate column). Amounts shown below do not include additional shares acquired after February 3, 2005, including common stock issued to the executive officers in March 2005 upon conversion of certain restricted stock performance awards. No director or officer owns shares of our preferred stock.

Name of Beneficial Owner	Common Stock		Exercisable Options	Percent of Class
Directors
Clifford L. Alexander, Jr.	5,475	(1)	18,000	*
Richard L. Carrión	4,221	(1)	12,000	*
Robert Essner	171,977	(2)	2,355,400	*
John D. Feerick	5,275	(1)	18,000	*
Frances D. Fergusson, Ph.D.	800	(3)	—	*
Robert S. Langer, Sc.D.	1,600	(4)	—	*
John P. Mascotte	8,475	(1)	18,000	*
Mary Lake Polan, M.D., Ph.D., M.P.H	5,304	(1)	18,000	*
Ivan G. Seidenberg	5,442	(1)	18,000	*
Walter V. Shipley	6,200	(1)	12,000	*
John R. Torell III	4,475	(1)	18,000	*
Named Executive Officers
Bernard J. Poussot	52,497	(5)	593,000	*
Kenneth J. Martin	51,718	(6)	501,100	*
Joseph M. Mahady	24,736	(7)	371,600	*
Robert R. Ruffolo, Jr., Ph.D.	28,562	(8)	264,832	*
All executive officers and directors as a group (24 persons)	568,003	(9)	6,294,556	*

*	Less than one percent (1%), including exercisable options.
(1)	Includes 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust called the “restricted stock trust” for the benefit of certain of our executive officers and non-employee directors under which they have sole voting power but do not have the power to sell except in certain limited circumstances.
(2)	Includes 16,823 shares owned jointly with his spouse and 99,024 shares held in the restricted stock trust.
(3)	Includes 800 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors.
(4)	Includes 1,600 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors.
(5)	Includes 7,982 shares owned jointly with his spouse and 16,936 shares held in the restricted stock trust.
(6)	Includes 21,753 shares held in the restricted stock trust.
(7)	Includes 14,757 shares held in the restricted stock trust.
(8)	Includes 12,533 shares held in the restricted stock trust and 10,274 shares held by his spouse.
(9)	Includes 256,392 shares held in the restricted stock trust.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table reports beneficial ownership of Wyeth common stock of the only persons known by us to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by these holders with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Common Stock		Percent of Class
FMR Corp Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109	86,087,060	(a)	6.45%
Barclays Global Investors, NA	81,621,504	(b)	6.10%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
Barclays Global Investors, Ltd 1 Royal Mint Court London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company Limited 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan
Barclays Life Assurance Company Limited 252 Romford Road, Forest Gate London, 37 9JB England
Barclays Bank PLC 54 Lombard Street London, England EC3P 3AH
Barclays Capital Securities Limited 5 The North Colonmade Canary Wharf, London, England E14 4BB
Barclays Capital Inc. 200 Park Avenue New York, NY 10166
Barclays Private Bank and Trust (Jersey) Limited 39/41 Broad Street, St. Helier Jersey, Channel Islands JE4 8PU
Barclays Bank (Suisse) SA 10 rue d’Italie CH-1204 Geneva, Switzerland
Barclays Private Bank Limited 59/60 Grosvenor Street London, WIX 9DA, England

(a)

In a Schedule 13G filing made by FMR Corp. (“FMR”) on February 14, 2005, FMR, Edward C. Johnson 3d and Abigail P. Johnson reported that, as of December 31, 2004: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 80,377,080 shares of Wyeth common stock; and Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds controlled by Fidelity, each has the sole power to dispose of these shares but does not have the sole power to vote the shares (which are voted by each applicable fund’s Board of Trustees); (ii) Fidelity Management Trust Company (“Fidelity Trust”), a

wholly-owned subsidiary of FMR and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 3,617,751 shares of Wyeth common stock as a result of serving as investment manager of institutional accounts; and Edward C. Johnson 3d and FMR, through its control of Fidelity Trust, each has sole dispositive power over 3,617,751 shares, sole power to vote or to direct the voting of 3,169,711 shares, and no power to vote or direct the voting of 448,040 shares owned by the institutional accounts; (iii) Strategic Advisers, Inc. (“Strategic Advisers”), a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Advisers Act of 1940, provides investment advisory services to individuals but it does not have the sole power to vote or direct the voting of certain securities held for clients although it has sole dispositive power over such securities; and therefore FMR’s beneficial ownership includes 27,472 shares of Wyeth common stock beneficially owned through Strategic Advisers; and (iv) Fidelity International Limited (“FIL”), representing various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, is the beneficial owner of 2,064,757 shares of Wyeth common stock; and although FIL is partially owned by Edward C. Johnson 3d and members of his family, FIL has the sole power to vote and dispose of these shares.

(b)	In a Schedule 13G filing made by Barclays Global Investors, NA (“Barclays Global”) on February 14, 2005, the following beneficial owners of Wyeth common stock reported the following information as of December 31, 2004: (i) Barclays Global beneficially owns 64,005,065 shares of Wyeth common stock with sole voting power over 55,459,239 and sole dispositive power over 64,005,065 of such shares; (ii) Barclays Global Fund Advisors beneficially owns 5,557,319 shares of Wyeth common stock with sole voting power over 4,958,025 shares and sole dispositive power over 5,557,319 of such shares; (iii) Barclays Global Investors, Ltd beneficially owns 10,569,470 shares of Wyeth common stock with sole voting power over 10,503,270 and sole dispositive power over 10,569,470 of such shares; (iv) Barclays Global Investors Japan Trust and Banking Company Limited beneficially owns 1,117,445 shares of Wyeth common stock with sole voting and dispositive power over such shares; (v) Barclays Life Assurance Company Limited beneficially owns 54,087 shares of Wyeth common stock with sole voting and dispositive power over such shares; (vi) Barclays Bank PLC beneficially owns 35,417 shares of Wyeth common stock with sole voting and dispositive power over such shares; (vii) Barclays Capital Securities Limited beneficially owns 193,050 shares of Wyeth common stock with sole voting and dispositive power over such shares; (viii) Barclays Capital Inc. beneficially owns 54 shares of Wyeth common stock with sole voting and dispositive power over such shares; (ix) Barclays Private Bank and Trust (Jersey) Limited beneficially owns 15,139 shares of Wyeth common stock with sole voting and dispositive power over such shares; (x) Barclays Bank (Suisse) SA beneficially owns 18,547 shares of Wyeth common stock with sole voting and dispositive power over such shares; and (xi) Barclays Private Bank Limited beneficially owns 55,911 shares of Wyeth common stock with sole voting and dispositive power over such shares. Of the total 81,621,504 shares of Wyeth common stock reported, the reporting persons have sole voting power over 72,410,184 of such shares and dispositive power over 81,621,504 of such shares. The reporting persons reported that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

SUMMARY COMPENSATION TABLE

The following table includes the compensation paid for the years 2002-2004 to our Chief Executive Officer and the four other most highly paid executive officers.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(4)		Restricted Stock Awards ($)		Securities Underlying Options Granted (#)	LTIP Payouts ($)(2)	All Other Compensation ($)(3)
Robert Essner	2004	1,515,000	2,500,000	114,300	(4)		(5)	480,000	946,133	190,312
Chairman, President and Chief	2003	1,428,000	2,000,000	88,176				600,000	52,418	182,739
Executive Officer	2002	1,400,000	586,000	111,817				540,000	891,683	143,533
Bernard J. Poussot	2004	800,000	1,200,000					154,000	331,161	135,728
Executive Vice President	2003	734,400	918,000					162,000	26,436	89,245
	2002	694,900	265,000					157,500	507,834	43,288
Kenneth J. Martin	2004	680,000	1,020,000					154,000	295,680	83,578
Executive Vice President and	2003	624,250	780,000					162,000	19,827	79,679
Chief Financial Officer	2002	592,000	250,000					157,500	733,665	60,383
Joseph M. Mahady	2004	635,600	794,500					114,000	201,062	63,171
Senior Vice President	2003	583,267	690,000					126,000	19,676	35,673
	2002	543,500	250,000					90,000	334,525	26,119
Robert R. Ruffolo, Jr.	2004	617,600	833,760			1,212,900	(6)	128,000	211,765	25,024
Senior Vice President	2003	550,800	690,000					79,500		21,664
	2002	490,004	200,000					132,500		16,589

(1)	Cash bonuses for the executives named in this proxy were paid in 2005 under the Executive Incentive Plan approved by stockholders at the 2002 annual meeting.

Under our Deferred Compensation Plan, the officers named in the table deferred for three years or more or until after retirement salary and bonus for the years reported as follows:

	2004		2003		2002
Officer	Bonus	Salary	Bonus	Salary	Bonus	Salary
Mr. Essner	—	—	—	—	—	—
Mr. Poussot	—	—	All	Part	All	All
Mr. Martin	—	—	—	—	—	Part
Mr. Mahady	Part	—	All	—	Part	—
Dr. Ruffolo	—	—	—	Part	Part	Part

In November 2004, the Board set salary levels for the named executives for 2005 at $1,590,000 for Mr. Essner, $840,000 for Mr. Poussot, $715,000 for Mr. Martin, $665,600 for Mr. Mahady and $679,400 for Dr. Ruffolo.

(2)	Amounts shown for 2004 include the value of shares of common stock (valued at $41.645 per share, the closing market price on the issue date) issued upon conversion of restricted stock performance awards granted in 2001 upon Wyeth’s achievement of the earnings per share target for the 2003 performance year and paid in the first quarter of 2004 set by the Compensation and Benefits Committee (the “Committee”), representing 100% of the target awards, as follows: 22,719 shares for Mr. Essner, 7,952 shares for Mr. Poussot, 7,100 shares for Mr. Martin, 4,828 shares for Mr. Mahady and 5,085 shares for Dr. Ruffolo. An additional amount equal to 25% of the target awards remains eligible for conversion into common stock under the second performance measurement.

Amounts shown for 2004 do not include the value of shares of common stock issued in March 2005 upon conversion of restricted stock performance awards granted in 2002 due to Wyeth’s achievement of the earnings per share target for the 2004 performance year set by the Committee, representing 100% of the target awards for the 2004 performance year, as follows: 30,510 shares for Mr. Essner, 8,899 shares for Mr. Poussot, 8,899 shares for Mr. Martin, 5,085 shares for Mr. Mahady and 5,085 shares for Dr. Ruffolo. An additional amount equal to 25% of the target awards remains eligible for conversion into common stock under the second performance measurement.

The restricted stock performance awards granted in 2000 for the 2002 performance year, representing, at 100% of target, 14,232 shares for Mr. Essner, 8,168 shares for Mr. Poussot, 6,806 shares for Mr. Martin, 5,260 shares for Mr. Mahady and 5,085 shares for Dr. Ruffolo, were not earned under either the first or second performance measurement and have been forfeited.

As described in greater detail in the Long-Term Incentive Plan Table in the Company’s 2004 proxy statement, performance share awards under the new Performance Share Award Program approved by the Committee in 2003 were granted to each of the named executives in 2003 for the 2005 performance year, representing, at 100% of target, 200,000 shares for Mr. Essner, 55,000 shares for Mr. Poussot, 55,000 shares for Mr. Martin, 42,600 shares for Mr. Mahady and 48,100 shares for Dr. Ruffolo. As described in greater detail in the Long-Term Incentive Plan Awards Table in this proxy statement, performance share awards also were granted to each of the named executive officers in 2004 for the 2006 performance year.

(3)	Represents contributions made by Wyeth under our Savings Plan and Supplemental Employee Savings Plan (SESP) (Wyeth matches up to 50% of the first 6% of compensation contributed by the employee) and above-market interest (equal to 4.1%, which was calculated from the Deferred Compensation Plan 10% fixed rate less 120% of the applicable federal long-term rate) for amounts deferred prior to April 1, 2004 and credited through December 19, 2004. Amounts deferred after March 31, 2004 and all amounts after December 19, 2004 through the end of 2004 were credited with interest at a rate of 5.9% per year and the crediting rate for 2005 was set in January 2005 at 5.6%, each of which is equal to 120% of the then applicable federal long-term rate. The crediting rate will be reset annually at 120% of the then applicable federal long-term rate. Therefore, we expect that no above-market interest will be paid or be reportable in future proxy statements. Below is a table setting forth the components of amounts shown:

Officer	401(k)/ SESP	Above-Market Interest on Deferred Compensation
Mr. Essner	$45,450	$144,862
Mr. Poussot	$24,000	$111,728
Mr. Martin	$20,400	$63,178
Mr. Mahady	$19,068	$44,103
Dr. Ruffolo	$18,528	$6,496

(4)	Includes Wyeth’s 2004 out-of-pocket or incremental cost for tax and financial planning services and a company-owned automobile (calculated at full cost to Wyeth although used for business, as well as personal transportation). Also, the Board made it a requirement, for security reasons, that Mr. Essner use corporate aircraft even when traveling on personal business. The incremental cost to the Company of this personal usage in 2004, which is included in the amount shown was $81,133, net of the required reimbursement to the Company for a portion of the expense. No other disclosure is required under applicable rules for any other named executives as the incremental costs to the Company of all perquisites fall well below the $50,000 per individual disclosure threshold.

(5)	Mr. Essner’s previously reported special retention restricted stock award of 33,624 units made on June 21, 2001 in conjunction with Mr. Essner being elected Chief Executive Officer in 2001 was converted as scheduled on the third anniversary of the award to shares of common stock on June 21, 2004. The closing market price on the grant date for the restricted stock was $62.20 with the award then being valued at $2,091,413. At payout, the award was worth $1,239,717 since the closing market price was $36.87 on June 21, 2004.

(6)	Represents a special retention restricted stock award of 30,000 units made on November 17, 2004 that will be converted to shares of common stock on November 17, 2007. The closing market price on the grant date for the restricted stock was $40.43. At December 31, 2004, Dr. Ruffolo held these 30,000 units of restricted stock, which are valued at $1,277,700 based on the closing market price of our common stock on December 31, 2004. However, unless otherwise determined by the Committee, these units will be forfeited upon termination of employment prior to vesting for any reason other than death, disability or retirement (in which cases the units would vest immediately). Dr. Ruffolo will not be entitled to vote or receive dividends until the units are converted to common stock.

In addition, the final 7,500 restricted stock units previously reported relating to a 30,000 unit four-year phased vesting award made in conjunction with Dr. Ruffolo’s employment (November 17, 2000) was converted to common stock as scheduled on November 17, 2004, valued at $303,225 based on the closing market price of $40.43 of our common stock on that date.

OPTION GRANTS TABLE

The following table provides information on option grants in 2004 to the executives named in this proxy statement.

Individual Grants in 2004

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2004	Exercise Price Per Share ($)(2)	Expiration Date	Grant Date Present Value ($)(3)
Robert Essner	480,000	2.0	40.22	April 2014	6,499,200
Bernard J. Poussot	154,000.7		40.22	April 2014	2,085,160
Kenneth J. Martin	154,000.7		40.22	April 2014	2,085,160
Joseph M. Mahady	114,000.5		40.22	April 2014	1,543,560
Robert R. Ruffolo, Jr.	128,000.5		40.22	April 2014	1,733,120

(1)	These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (April 22, 2004) (except that such options may be exercised earlier in the case of the holder’s retirement, disability or death or in the event of a change in control of the Company). The options generally are transferable by these officers to members of their family or to a trust or other entity solely for the benefit of family members.

(2)	The exercise price is the mean (or average) stock price on the date of grant.

(3)	These assumed values were developed solely for the purposes of comparative disclosure in accordance with Securities and Exchange Commission rules and are not intended to predict future prices of our common stock. The ultimate values of the options will depend on the future market price of our stock, which cannot be forecast with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The estimates (equaling $13.54 per option) were developed using the Black-Scholes option pricing model incorporating the following assumptions:

Exercise price	$40.22
Option term	10 years
Interest rate	4.35%(a)
Volatility	38.49%(b)
Dividends	$0.92 per share(c)
Reduction	7.79%(d)
Reduction	9.75%(e)

(a)	Representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to the option term.

(b)	Calculated using daily stock prices for a three-year period prior to the grant date.

(c)	Representing the annualized dividends paid with respect to a share of common stock on the date of grant.

(d)	Reflecting the probability of forfeiture due to termination prior to vesting.

(e)	Reflecting the probability of a shortened option term due to termination of employment prior to the option expiration date.

OPTION EXERCISE AND YEAR-END VALUE TABLE

The following table discloses the options that were exercised by or are attributable to the executives named in this proxy statement during 2004 and sets forth the number and value of their unexercised options at year-end.

Aggregated Option Exercises in 2004 and Year-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Dec. 31, 2004 (#) Exercisable* Unexercisable**		Value of Unexercised In-The-Money Options at Dec. 31, 2004 ($) Exercisable* Unexercisable**(1)
Robert Essner	—	—	2,355,400 1,060,000	* **	2,525,390 1,753,600	* **
Bernard J. Poussot	—	—	593,000 314,500	* **	99,725 531,300	* **
Kenneth J. Martin	—	—	501,100 314,500	* **	83,160 531,300	* **
Joseph M. Mahady	—	—	371,600 228,000	* **	64,680 399,540	* **
Robert R. Ruffolo, Jr.	—	—	264,832 225,168	* **	370,596 549,881	* **

(1)	The amounts are based on the closing market price of our common stock on December 31, 2004, which was $42.59. The closing market price on February 3, 2005 was $39.01.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

The following table provides information on performance share awards granted in 2004 to the executives named in this proxy statement.

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)(1)	Target (#)	Maximum (#)
Robert Essner	200,000	2006	—	200,000	400,000
Bernard J. Poussot	55,000	2006	—	55,000	110,000
Kenneth J. Martin	55,000	2006	—	55,000	110,000
Joseph M. Mahady	42,600	2006	—	42,600	85,200
Robert R. Ruffolo, Jr.	48,100	2006	—	48,100	96,200

(1)	Represents performance share awards made in 2004 under our Performance Share Award Program pursuant to our 2002 Stock Incentive Plan. These awards are composed of units, which may be converted to a number of shares of common stock (one share per unit) based upon the percentage of earnings per share (EPS) growth achieved for the 2006 performance year. In January 2006, the Compensation and Benefits Committee (the “Committee”) will adopt a performance graph setting EPS targets for the 2006 performance year and will quantify in early 2007 the actual EPS growth for 2006 to determine what percentage of the awards has been earned (which will range from 0% to 200% of the awards). In the event that less than 100% of the award is earned, the unearned portion up to 100% will remain eligible for conversion if our total shareholder return for the performance years 2006-2008 ranks in the top three when compared to that of the peer group listed in this proxy statement (this group may be amended in the Committee’s discretion due to mergers, consolidations or other appropriate circumstances). The executive would forfeit any unearned portion of the award upon termination of employment for any reason other than death, disability or retirement (in which cases the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

In the event that the Company meets the performance criteria described above, the payout would equal 100% of the award (this amount could vary under the EPS growth structure detailed above). In such event, Mr. Essner would earn 200,000 shares, Mr. Poussot would earn 55,000 shares, Mr. Martin would earn 55,000 shares, Mr. Mahady would earn 42,600 shares and Dr. Ruffolo would earn 48,100 shares. Assuming 100% conversion and using the closing market price on February 3, 2005, Mr. Essner’s award would be valued at $7,802,000, Mr. Poussot’s award would be valued at $2,145,550, Mr. Martin’s award would be valued at $2,145,550, Mr. Mahady’s award would be valued at $1,661,826 and Dr. Ruffolo’s award would be valued at $1,876,381. These figures are for illustrative purposes only and are not indicative of future performance. The closing market price on February 3, 2005 was $39.01.

PENSION PLAN TABLE

We have three non-contributory defined benefit retirement plans in which the executives named in this proxy statement participate. One of these plans is a qualified plan under the applicable provisions of the Internal Revenue Code of 1986, as amended. The other two plans, our Supplemental Executive Retirement Plan and Executive Retirement Plan, are non-qualified supplemental retirement plans. Our Supplemental Executive Retirement Plan provides the portion of the executive’s retirement benefit that is not permitted to be paid under the qualified plan. The aggregate benefits payable under our qualified plan and our Supplemental Executive Retirement Plan are determined based upon average final compensation (the total amount of an employee’s compensation for the five calendar years during which such employee’s compensation was the highest out of the 10-year period of service ending with such employee’s early or normal retirement date, divided by five). Our Executive Retirement Plan provides to certain highly compensated employees an additional retirement benefit based upon the average final compensation (the total amount of an employee’s compensation for the three calendar years during which such employee’s compensation was the highest out of the 10-year period of service ending with such employee’s early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by our Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in our qualified plan and Supplemental Executive Retirement Plan.

	Years of Service
Final 3-Year Average Earnings	15	20	25	30
$1,300,000	$390,000	$520,000	$650,000	$780,000
1,400,000	420,000	560,000	700,000	840,000
1,500,000	450,000	600,000	750,000	900,000
1,600,000	480,000	640,000	800,000	960,000
1,700,000	510,000	680,000	850,000	1,020,000
1,800,000	540,000	720,000	900,000	1,080,000
1,900,000	570,000	760,000	950,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,200,000
2,100,000	630,000	840,000	1,050,000	1,260,000
2,200,000	660,000	880,000	1,100,000	1,320,000
2,300,000	690,000	920,000	1,150,000	1,380,000
2,400,000	720,000	960,000	1,200,000	1,440,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000
2,600,000	780,000	1,040,000	1,300,000	1,560,000
2,700,000	810,000	1,080,000	1,350,000	1,620,000
2,800,000	840,000	1,120,000	1,400,000	1,680,000
2,900,000	870,000	1,160,000	1,450,000	1,740,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000
3,100,000	930,000	1,240,000	1,550,000	1,860,000
3,200,000	960,000	1,280,000	1,600,000	1,920,000
3,300,000	990,000	1,320,000	1,650,000	1,980,000
3,400,000	1,020,000	1,360,000	1,700,000	2,040,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000
3,600,000	1,080,000	1,440,000	1,800,000	2,160,000
3,700,000	1,110,000	1,480,000	1,850,000	2,220,000
3,800,000	1,140,000	1,520,000	1,900,000	2,280,000
3,900,000	1,170,000	1,560,000	1,950,000	2,340,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000
4,100,000	1,230,000	1,640,000	2,050,000	2,460,000
4,200,000	1,260,000	1,680,000	2,100,000	2,520,000
4,300,000	1,290,000	1,720,000	2,150,000	2,580,000

The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.) The plans recognize up to 30 years of credited service only. The years of service and estimated payments shown above for Mr. Poussot reflect amendments to the Executive Retirement Plan adopted in 2004 to clarify that service with Wyeth subsidiaries and affiliates outside the U.S. is included in calculating years of service under this plan.

The compensation covered by the retirement plans for each of the executives named in this proxy statement is the base salary rate at January 1, 2004 (not including mid-year increases, if any) plus the 2003 annual bonus. Shown below are the base salary rate from January 1, 2004, the 2003 annual bonus, the total amount and the number of years of service (as of December 31, 2004) for such officers:

Officer	Base Salary	2003 Bonus	Total Amount	Years of Service
Mr. Essner	$1,515,000	$2,000,000	$3,515,000	15
Mr. Poussot	$800,000	$918,000	$1,718,000	18
Mr. Martin	$680,000	$780,000	$1,460,000	20
Mr. Mahady	$635,600	$690,000	$1,325,600	26
Dr. Ruffolo	$617,600	$690,000	$1,307,600	4

PERFORMANCE GRAPH

The following graph shows the value as of December 31, 2004 of a $1,000 investment in Wyeth’s common stock made on December 31, 1999, as compared with similar investments based on (i) the value of the S & P 500 Index and (ii) the value of a market-weighted peer group index composed of the common stock of Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation and Wyeth, in each case on a “total return” basis assuming reinvestment of dividends. The market-weighted peer group index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

Year	Wyeth Common Stock	S&P 500 Index	Peer Group Index
12/31/99	$1,000.00	$1,000.00	$1,000.00
12/31/00	$1,645.00	$ 908.90	$1,347.59
12/31/01	$1,613.10	$ 801.40	$1,165.54
12/31/02	$1,004.40	$ 624.70	$ 939.84
12/31/03	$1,164.80	$ 803.50	$1,044.88
12/31/04	$1,197.00	$ 890.70	$1,030.39

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2004, including the 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans, the 1994 Restricted Stock Plan for Non-Employee Directors, the Management Incentive Plan and the Stock Option Plan for Non-Employee Directors.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(#)		Weighted Average Exercise Price of Outstanding Options (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)(#)
Equity Compensation Plans Approved by Stockholders	149,823,601	(1)(2)	48.84	17,710,592	(1)
Equity Compensation Plans Not Approved by Stockholders	190,000	(3)	51.92	60,000

Total	150,013,601		48.84	17,770,592

(1)	Issued under our 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans and 1994 Restricted Stock Plan for Non-Employee Directors. No grants have been made under the 2005 Stock Incentive Plan.

(2)	Also includes shares of common stock underlying outstanding awards under our Management Incentive Plan that will vest upon retirement or termination of each participant. These awards will be paid in shares of common stock. No additional awards are being made under the Management Incentive Plan, which has been replaced by our Performance Incentive Award Program and Executive Incentive Plan.

(3)	Issued under our Stock Option Plan for Non-Employee Directors, which is described below.

Stock Option Plan for Non-Employee Directors

Our Stock Option Plan for Non-Employee Directors was adopted in 1999 by the Board of Directors to attract and retain qualified persons who are not our employees or former employees for service as members of the Board of Directors by providing them with an interest in our success and progress by granting them ten-year term non-qualified options to purchase common stock. Under the plan, directors who are not our current or former employees will receive an annual grant of stock options on the date of the annual meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next annual meeting or earlier in the event of the termination of the director’s service due to death, disability or retirement, provided in each case that the director has completed at least two years of continuous service at the time of exercise or termination. The number of shares of our common stock that may be purchased under each annual option grant is currently 4,000, subject to adjustment for subsequent grants. The plan also provides for acceleration of vesting (becoming available for exercise) of awards in the event of a change in control of Wyeth. The aggregate maximum number of shares of common stock that may be granted under the plan is 250,000 shares.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

Wyeth has entered into severance agreements with 28 members of its senior management, including each of the executive officers named in this proxy statement, which are intended to provide for continuity of management in the event of a change in control of Wyeth. The agreements currently continue through December 31, 2007 and are automatically extended in one year increments, unless Wyeth provides a notice of termination no later than September 30 in the year two years prior to such December 31 termination date. If the agreements are terminated, each of the agreements will continue to be effective for the remaining term. However, if a “change in control” (as defined in the agreements) occurs, the agreements will continue in effect for a period of 36 months beyond the change in control. A change in control as defined in the agreements would include any of the following events: (i) any person or persons acting in concert, acquires 20 percent or more of our voting securities; (ii) the consummation of any merger or business combination with Wyeth, sale or lease of our assets or any similar transaction, unless in any case the Wyeth stockholders retain at least 65% of the resulting entity; or (iii) a majority of our directors are replaced during a two-year period.

If, following a change in control, the executive officer who has signed an agreement is terminated for any reason, other than for disability or for cause (as defined in the agreements), or if the executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a one time severance payment equal to three times the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and option equivalent value of restricted stock and/or performance shares made to the executive in the year prior to the change in control or, if higher, thereafter through termination. In addition, the executive would also receive a pro-rated bonus, calculated through the date of termination. During the 90-day period following the first anniversary of the change in control, resignation by any executive officer who has signed an agreement would constitute termination for good reason and such officer would be entitled to payment under the agreement.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, Wyeth will “gross-up” the executive officer’s payments for all such excise taxes plus any federal tax, state and local income tax applicable to such excise tax and penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive’s death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of our Retirement Plan and, to the extent such executives participate therein, our Supplemental Executive Retirement Plan and our Executive Retirement Plan. This benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

For three years from the date of a termination covered by a severance agreement, Wyeth would either continue the executive’s coverage under our welfare and fringe benefit plans (but excluding our disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, the executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by Wyeth will be secondary to any other medical coverage the executive may then have.

In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive’s employment under the terms of any plan, the executive will receive for any terminated or forfeited stock awards or options, an amount equal to the total of (i) the cashout value (as defined in the agreements) of all the shares covered by the restricted stock awards forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the cashout value of all the shares subject to options which were forfeited divided by (b) the aggregate exercise price of the shares subject to the forfeited options.

Wyeth has also entered into contracts with approximately 535 other key employees which are substantially the same as the ones entered into with the corporate officers except that (i) the severance payment multiple is equal to two times (as opposed to three) the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock made to the executive in the year prior to the change in control or, if higher, thereafter through termination, (ii) the addition of an additional two years of credit for age and service as described above (as opposed to three years), (iii) the extension of certain welfare and fringe benefits for two years (as opposed to three years), and (iv) these employees may not resign from their positions after one year following a change in control with the resignation being deemed a good reason for termination.

Under the terms of the 1996, 1999 and 2002 Stock Incentive Plans and the proposed 2005 Stock Incentive Plan, outstanding options become exercisable and restricted stock awards generally vest upon a change in control, as defined in these plans.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company retained the law firm of Pepper Hamilton LLP in connection with various legal matters in 2004 and has paid or is expected to pay $901,204 for these services. In 2005, the Company has and expects to continue to retain this firm, with approximately $55,000 in net billings to date. Nina M. Gussack is a partner at Pepper Hamilton and the sister-in-law of Lawrence V. Stein, Senior Vice President and General Counsel of the Company. As part of Pepper Hamilton’s overall representation of the Company, Ms. Gussack has provided specialized legal advice regarding clinical trial and drug development, to the Company. Following Mr. Stein’s promotion to General Counsel of the Company as of July 1, 2003, the Audit Committee of the Board of Directors established procedures for hiring Pepper Hamilton while Mr. Stein is General Counsel. Under these procedures, which require the approval of the Chief Executive Officer or Chief Financial Officer for retention, Mr. Stein is not directly involved in determinations to retain Pepper Hamilton, although as General Counsel he has a right to veto any retention which has been approved.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

A.	Responsibility of the Committee

The Compensation and Benefits Committee assists the Board of Directors with all significant compensation and benefits programs, including executive compensation, deferred compensation plans, stock incentive plans, performance incentive and restricted stock award programs and other employee programs. The Committee fulfills these responsibilities and duties primarily by carrying out the activities described in its Charter, which is attached as an appendix to this proxy statement. The Committee is composed entirely of directors who are “non-employee directors” as defined under applicable federal securities laws, “outside directors” as defined under the tax code and “independent directors” as defined under applicable New York Stock Exchange and Company corporate governance guidelines.

B.	Compensation Philosophy

The general philosophy behind the Committee’s executive compensation recommendations and awards is to:

•	Attract, retain, develop and motivate high caliber executive officers and other senior executives to lead the Company and, thereby, support Wyeth’s:

i.	mission to bring to the world pharmaceutical and health care products that improve lives and deliver outstanding value to our customers and shareholders;

ii.	vision to lead the way to a healthier world; and

iii.	values of quality, integrity, respect for people, leadership and collaboration;

•	Align the interests of executive officers and other senior executives with stockholders through the use of stock-based compensation plans; and

•	Pay for performance by linking compensation to achievement of short-term and long-term goals and business objectives.

The Committee’s objective with regard to cash compensation is to reward the achievement of Company objectives and to compensate executive officers and other senior executives generally at or near the median when compared to levels paid to similarly situated executives at other leading pharmaceutical companies. In addition, it is the Committee’s philosophy that, for years in which Wyeth’s performance is among the leaders of its peer group, executive officers and other senior executives should receive bonus compensation that raises their total annual cash compensation to the top quartile of the competitive market.

With regard to equity-based compensation, it is the Committee’s practice to grant options and make performance share awards to executive officers and other senior executives based on a review of total compensation, including cash compensation, and other factors, as detailed below.

Under the terms of its Charter, the Committee also reviews employee pension plans and employee welfare benefit plans periodically. Among other things, the Committee compares the competitiveness of these plans with those maintained by the Company’s peer group and makes recommendations to the Board to amend these plans as appropriate.

C.	Components of Compensation

The three main components of compensation for executive officers and other senior executives at Wyeth are base salary, cash bonuses and stock incentives (which include stock options and performance share awards). Generally, the Committee grants performance-based restricted stock awards (i.e. performance share awards) to executive officers and does not grant time-based restricted stock awards except under certain limited circumstances (e.g., upon employment, promotion or for other appropriate reasons).

In deciding upon the allocation or award of these three components, the Committee reviews data that compares the compensation paid or awarded to Wyeth’s executive officers and other senior executives to that paid or awarded to similarly situated executives of Wyeth’s competitors, including Abbott Laboratories, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc. and Schering-Plough Corporation. The Committee believes that this data is an important factor which must be monitored to enable Wyeth to attract, motivate and retain its executive talent. The Committee also reviews industry factors, general business developments, progress in or resolution of ongoing litigation, and corporate and personal performance. In addition, the Committee sets certain goals and targets to measure performance as described in detail below, and as authorized in its Charter the Committee periodically consults with one or more compensation consultants. With respect to 2004 compensation, the Committee engaged and consulted on several occasions a nationally recognized compensation firm, which firm regularly provided reports to the Committee.

1.	Base Salary and Cash Bonus

Base salaries for executive officers and other senior executives, including the Chairman, President and Chief Executive Officer, is set by the Board on an annual basis in November for the following calendar year upon receiving a recommendation from the Committee. The salary level set in November applies throughout the following year, except in special circumstances, such as when an executive is promoted or receives increased responsibilities during that year. The Committee considers various factors in determining the base salary level for each executive, including, among other things, each executive’s individual performance, the performance of a business unit managed by the executive (if applicable), changes in the scope of responsibilities for the executive, Wyeth’s overall financial condition, Wyeth’s general corporate performance, retention/competitive considerations and the recommendations of the Chief Executive Officer (other than with respect to his own salary).

Cash bonuses generally are paid to executive officers and other senior executives under either Wyeth’s Performance Incentive Award Program or, if applicable, Wyeth’s Executive Incentive Plan (which generally applies to the named executive officers and is contingent upon the Company achieving consolidated earnings). No employee is eligible to receive a bonus under both the Performance Incentive Award Program and the

Executive Incentive Plan for any single performance year. The cash bonus payable to each executive is determined by the Committee based upon a variety of factors. Certain key factors heavily weighted by the Committee in making the determination of whether there will be a bonus paid include a review of whether financial goals set by the Company for its divisions (as applicable) and the Company overall have been met. In determining the amount of individual awards, the Committee reviews, among other factors, the leadership qualities of the executive and the contribution made by the executive’s business unit (if applicable) towards the achievement of the Company’s objectives and initiatives.

In deciding on the overall level of cash compensation, the Committee also considers the executive’s level of responsibility, individual performance, prior salary and bonus levels and increases, and conducts reviews of similarly situated executives’ compensation at peer companies and other compensation awards.

2.	Stock Incentives

The Committee includes a significant equity component in executive compensation because it believes equity-based compensation helps align the long-term interests of executives with those of stockholders. The Committee also believes that equity compensation motivates executive officers and other senior executives to remain employed by and make future contributions to Wyeth despite a competitive labor market. As a component of equity compensation, the Committee grants stock options under the stockholder-approved stock incentive plans. Under these plans, stock options are granted with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for Wyeth’s common stock, the options remain valueless to the optionee, except in the case of a change in control.

Stock option grants are made to executive officers and other senior executives based on the salary, responsibility and performance of the individual employee. Grants made to senior executives, including executive officers (as well as grants made to all employees) in 2004 will become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of Wyeth, in which cases the options become immediately exercisable.

As another component of equity compensation, the Committee grants performance share awards under the Company’s Performance Share Award Program to senior executives, including the Chairman, President and Chief Executive Officer and other executive officers. For each member of the Company’s Management Committee (which includes all but one of the Company’s executive officers), the Committee determines the annual “long-term incentive value” based upon compensation data provided by an independent compensation consultant of similarly situated executives at other leading pharmaceutical companies, among other factors. The Committee uses this value to determine the annual stock option grant and performance share award for each member of the Management Committee, including the Chairman, President and Chief Executive Officer. Generally, the Committee values each share subject to a performance share award at three times the value of each option share and allocates the total stock incentive award value among stock option grants and performance share awards. The Committee also approves grants of performance share awards to other senior executives with a value ranging from 50% to 100% of their annual base salaries. Performance share award units will be converted to shares of common stock if the performance targets described below are achieved:

•	For the initial performance year (the second full year following the grant), the units may be converted to shares of common stock (one share per unit) based upon the percentage achieved (excluding extraordinary or unusual items as determined by the Committee) of the earnings per share (EPS) growth target set by the Committee early in the performance year which will range from 0% to 200% of the award.

•	If less than 100% of the award is earned for the performance year, the unearned portion of the award (up to a maximum of 100% of the initial award) may be earned if Wyeth’s total stockholder return for the performance year and the following two years ranks in the top three when compared to its peer group index.

Prior to conversion, the award would be forfeited in the event of termination of employment for any reason other than death, disability or retirement (in which cases the units will continue to be converted based upon satisfaction by Wyeth of the performance criteria), unless the Committee makes a partial or complete exception to this requirement if permitted by applicable law. As stated above, restricted stock awards with time vesting are generally not granted by the Committee to executive officers except in certain limited circumstances.

D.	Compensation for 2004

1.	Base Salary

In November 2003, the Committee recommended and the Board granted base salary increases for 2004 for senior executives, including the Chairman, President and Chief Executive Officer. With respect to the increase for the Chairman, President and Chief Executive Officer, base pay for 2004 was increased by $59,000 or 4% over his base salary rate at the end of 2003, to $1,515,000. Overall, base salaries for Wyeth senior executives were set close to the market median (including executive officers) compared to the base salaries of similarly situated executive officers at other pharmaceutical companies. Several other factors were reviewed in its decision to recommend the 2004 salary increase including:

•	Worldwide net revenue increased 13% for the 2003 third quarter and 7% for the 2003 first nine months;

•	Net income and diluted earnings per share, before certain significant items, increased 39% and 38%, respectively, for the 2003 third quarter and each increased 17% for the 2003 first nine months;

•	Shareholder value was up 12.54% since the beginning of 2003;

•	The Company outperformed the peer group index since the beginning of 2003 although it did not outperform the S&P 500 index;

•	The Company’s anticipated achievement of 2003 annual sales in excess of $1 billion for each of Enbrel® (under an alliance with Amgen), Protonix®, the Premarin® family of products, Prevnar® and Effexor®; and

•	New research and development achievements having continued to occur in accordance with Company goals, including the filing of 19 investigational New Drug Applications (NDAs) in the prior 18 months.

2.	Cash Bonuses

For 2004, the Committee recommended and the Board granted cash bonuses under the Company’s Performance Incentive Plan (or the Executive Incentive Plan) to senior executives, including executive officers, based on a variety of factors including division and overall performance. In determining the size of the awards to senior executives, including the Chairman, President and Chief Executive Officer and other executive officers, the Committee reviewed individual performance and a variety of other performance measurements. In addition, the Committee looked at total annual cash compensation to be earned as compared to Wyeth’s peers. Due to Wyeth’s excellent 2004 operational performance as described in detail below, cash bonuses were awarded resulting in total cash compensation generally falling in the top quartile as compared to its peers. The Committee also viewed as significant, among other considerations, that:

•	Worldwide net revenue increased 10% for the 2004 full year;

•	Net income and diluted earnings per share, before certain significant items, increased 9% and 7% for the 2004 full year;

•	Shareholder value was up 3% for the 2004 full year, outperforming the peer group index by 9%;

•	Effexor® exceeded $3.3 billion in annual worldwide net revenue and Enbrel® exceeded $2.5 billion in annual worldwide net revenue (under an alliance with Amgen). In addition, Protonix® and Prevnar® each surpassed $1.0 billion in annual sales;

•	Securing an agreement with Solvay Pharmaceuticals Inc. to co-develop and co-commercialize four neuroscience product candidates, including bifeprunox;

•	Prevnar full dosage schedule was reinstated by U.S. Centers for Disease Control and Prevention (CDC) and European Medicines Agency (EMEA);

•	Global registration dossier submitted for Tygacil™ (Tigecycline), an innovative, injectable, broad-spectrum antibiotic for serious and complicated infections;

•	Progress was made towards finalization of the Seventh Amendment to the Nationwide Class Action Settlement relating to the Diet Drug litigation, positive results were noted relating to recent diet drug trials and a framework for settling large numbers of opt-out claims was created in discussions with key plaintiffs’ counsel; and

•	Product approvals and new research developments continue to occur.

3.	Stock Incentives

In April 2004, the Committee granted stock options and performance share awards to senior executives, including executive officers. In deciding to make these grants, the Committee reviewed a report from its compensation consultant regarding the competitiveness of the proposed grants with those of similarly situated executives at major pharmaceutical companies, including those of Wyeth’s peer group and decided to generally reduce stock option grant levels by 10% compared to 2003 grants. Additionally, the Committee increased the emphasis on performance share awards in long-term compensation. When deciding to make these grants in April 2004, the Committee also viewed the following factors as being significant:

•	Worldwide net revenue rose 9% in the 2004 first quarter driven by strong growth of Effexor®, Enbrel®, Protonix®, Zosyn® and Rapamune®;

•	The entry into an agreement with Solvay Pharmaceuticals Inc. to co-develop and co-commercialize four neuroscience product candidates, including bifeprunox, to be a potentially innovative enhancement to the Company’s product portfolio; and

•	Continued success in research and development product approvals and performance most notably for Enbrel® receiving approval in the European Union for ankylosing spondylitis, U.S. FDA approval of a reformulation of Protonix® I.V., 5mg tablet dosing approval in Canada for Rapamune®, approval of Meningitec in Canada and approval of Duramune® Adult, a canine vaccine in the United States.

The options granted to senior executives (including executive officers and all other employees) by the Committee in April 2004 each have an exercise price per share equal to the mean market price on the date of grant which was $40.22 and are subject to three-year phased vesting.

The performance share awards made under the Performance Share Award Program are composed of units, which may be converted to shares of common stock (one share per unit) based upon the percentage of earnings per share (EPS) growth achieved in the 2006 performance year. In January 2006, the Committee is expected to adopt a performance graph setting EPS targets for the 2006 performance year and will quantify in early 2007 the EPS growth in 2006 to determine what percentage of the awards has been earned which will range from 0% to 200% of the target awards. In the event that less than 100% of the award is earned, the balance (up to 100% of the initial award) will remain eligible for conversion if the Company’s total shareholder return for the performance years 2006-2008 ranks in the top three when compared to that of the peer group.

Prior to the adoption of the Performance Share Award Program, the Company granted Restricted Stock Performance Awards as a component of its long-term incentive program. In early 2004, the Committee determined that (i) the restricted stock performance awards for the 2003 performance year (granted in 2001) were earned at 100% of the target because the Company met the EPS target set by the Committee in early 2003 (with up to 25% of the award remaining eligible to be earned under the second performance criteria), and (ii) the restricted stock performance award for the 2002 performance year (granted in 2000) which has not been earned under the first performance criteria in early 2003 also failed to be earned under the second performance criteria because Wyeth’s total stockholder return did not rank in the top three of its peer group for the three-year period 2002 – 2004.

In November 2004, management recommended and the Committee granted Dr. Robert Ruffolo 30,000 units of restricted stock which will vest on the third anniversary of the date of grant (subject to continued employment with the Company). Dr. Ruffolo leads the Company’s research and development program and this special award was made in recognition of his leadership and performance in the Company’s research and development efforts.

E.	Compensation for Chief Executive Officer–2004

The Committee determined the total compensation for the Chairman, President and Chief Executive Officer for 2004 by evaluating his personal performance as a leader and manager of Wyeth and the Company’s overall performance. The Committee noted Mr. Essner’s leadership skills and performance in the Chairman and Chief Executive Officer roles. The Committee also evaluated his salary and bonus relative to the Chief Executive Officer pay of the peer group companies, and considered the factors relating to executive officer salary and bonuses described elsewhere in this report.

With respect to Mr. Essner’s stock option grant and performance share award made in April 2004, the Committee took into consideration the same performance factors considered for executive officer grants generally described elsewhere in this report, as well as his overall leadership of the Company. Nevertheless, the Committee also took into consideration a report from its consultant that demonstrated a downward trend of long-term compensation in the competitive marketplace. In light of this downward trend and notwithstanding extraordinary performance by the Company, the Committee decreased Mr. Essner’s stock option grant by 20% to 480,000 stock options in 2004 from the 2003 grant of 600,000 stock options.

Set forth below is a summary of total 2004 compensation for Mr. Essner:

Earned 2004 Cash Compensation
Cash Compensation		All Other Compensation
Salary	Bonus
$1,515,000	$2,500,000	$304,612(1)

(1)	Represents (i) the incremental cost to the Company of certain perquisites that are described in the Summary Compensation Table in this proxy statement, (ii) above market interest on deferred compensation, and (iii) Company matches under the Company’s 40l(k) Savings Plan and Supplemental Employee Savings Plan (SESP).

2004 Long-Term Stock Incentive Grants (unvested) (#)
Stock Options	Performance Share Target Award
480,000(1)	200,000(2)

(1)	This grant has an assumed value of $6,499,200, calculated based on the Black-Scholes pricing model under multiple assumptions described in detail in the Options Grants Table. Actual value, if any, would depend upon an increase in the Company’s stock price.

(2)	This award has an assumed value of $8,044,000, calculated based on the closing price of the Company’s common stock price on the date of grant. Actual value, if any, would depend upon the Company’s achievement of performance targets set by the Committee and the Company’s stock price at the time the award is earned.

The amounts shown in the above tables do not include the value upon vesting of (i) a restricted stock performance award of $946,133 (shown as an LTIP Payout in the Summary Compensation Table) granted in 2001 and paid in 2004 relating to the 2003 performance year, and (ii) a time-vested restricted stock award of $1,239,717 granted in conjunction with Mr. Essner’s election to Chief Executive Officer in 2001 and paid in 2004, each valued at payout. While paid in 2004, the Committee does not view these long-term incentive amounts as 2004 compensation.

F.	Review of Retirement Plans.

During 2004, the Committee reviewed the Company’s retirement plans applicable to executive officers and other senior executives, including estimated monthly and lump sum benefits payable to the named executive officers. In connection with its review, the Committee recommended and the Board amended the Executive Retirement Plan to clarify the minimum eligibility requirements, including the crediting for service with subsidiaries or affiliates of the Company outside the United States.

G.	Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s Chief Executive Officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee’s general policy is to structure long-term and incentive compensation programs to preserve the tax deductibility of compensation paid to its executive officers including under the stockholder-approved Executive Incentive Plan. However, base salaries and other non-performance based compensation as defined in Section 162(m) in excess of $1 million paid to these executive officers in any year would not qualify for deductibility under Section 162(m).

H.	Committee Interlocks and Insider Participation

As required by the Committee’s Charter, there are no current or former Wyeth employees serving on the Committee and there are no circumstances under which Wyeth would be required to report any “compensation committee interlocks” under the applicable proxy rules.

I.	Deferred Compensation Plan

Under Wyeth’s Deferred Compensation Plan, employees may defer salary and bonus (until a specified date or retirement) into a variety of investment options, including an annually set fixed rate option crediting interest that is compounded quarterly. In 2003, the Committee recommended and the Board adopted amendments to the Deferred Compensation Plan resulting in a partial termination of the plan and the elimination of the fixed rate option known as the “deemed interest option”. Amounts allocated to the deemed interest option as of March 31, 2004 continued to be credited with interest at 10%, compounded quarterly, through December 19, 2004. The deemed interest option terminated on December 20, 2004 and amounts invested therein were distributed to participants.

A new fixed rate option was added to the plan beginning January 1, 2004 and amounts allocated to that fixed rate option prior to April 1, 2004 were credited with annual interest at a rate of 10%, compounded quarterly, until December 20, 2004, at which time the annual interest rate was changed to a fixed market interest rate equal to 120% of the long-term applicable federal rate, compounded quarterly. Amounts deferred and allocated to the new fixed rate option after March 31, 2004 were credited with interest at the 2004 market rate, which was 5.9%, compounded quarterly. The interest rate on the fixed market rate interest option is reset each January for the current calendar year. In January 2005, the 2005 interest rate for the market rate option was reset at 5.6%, compounded quarterly. The obligations for Wyeth to make payments to plan participants under the plan have been registered under the Securities Act of 1933, as amended, and are unsecured obligations of Wyeth.

J.	Executive Stock Ownership Guidelines

The Committee adopted stock ownership guidelines for executive officers and other key U.S. employees. Authority to administer these guidelines has been delegated to the Chairman, President and Chief Executive Officer, who reports periodically to the Committee. The guideline for the Chief Executive Officer is Wyeth share ownership with a value of at least eight times his base salary. Officers who report to the Chief Executive Officer have a guideline of Wyeth share ownership value at least six times base salary and other employees who are members of the Management, Law/Regulatory Review, Human Resources and Benefits and Operations Committees have a guideline of four times base salary. The purpose of these guidelines is to encourage significant ownership of stock in Wyeth by executive officers and other key employees and by virtue of that ownership align the personal interests of Wyeth senior executives with those of the Company’s stockholders.

K.	Conclusion

The Committee believes that it has been successful in attracting, retaining and motivating talented individuals in reevaluating, structuring and providing appropriate incentives for executive performance in a manner which responds to changes in the trends of executive compensation and serves the best interests of Wyeth and its stockholders. The Committee would like to thank Frank A. Bennack, Jr., who retired from the Board on February 28, 2005, for his leadership of this Committee and his many contributions to the Company and this Committee.

COMPENSATION AND BENEFITS COMMITTEE

Richard L. Carrión, Chairman

Clifford L. Alexander, Jr.

John P. Mascotte

Ivan G. Seidenberg

Walter V. Shipley

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Wyeth’s audited financial statements for the year ended December 31, 2004.

Wyeth’s management has primary responsibility for the Company’s internal controls and preparing the Company’s consolidated financial statements. Wyeth’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Wyeth’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The purpose of the Audit Committee is to assist the Board in its general oversight of Wyeth’s financial reporting, internal controls, and audit functions.

The Audit Committee has reviewed and discussed Wyeth’s audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with Pricewaterhouse-Coopers LLP, Wyeth’s independent registered public accounting firm, regarding matters related to the conduct of the annual integrated audit of Wyeth’s financial statements and of its internal control over financial reporting. The content of these communications is governed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from Wyeth and has discussed with PricewaterhouseCoopers LLP the firm’s independence from Wyeth.

The Audit Committee is governed by the Audit Committee Charter adopted by Wyeth’s Board of Directors, a copy of which is attached as Appendix B to this proxy statement. This Charter reflects the Audit Committee’s increased responsibilities as a result of the Sarbanes-Oxley Act of 2002, as well as the New York Stock Exchange corporate governance standards. Each of the members of the Audit Committee qualifies as an “independent” Director under the current applicable listing standards of the New York Stock Exchange.

Based upon the review and discussions referred to above, the Audit Committee has recommended to Wyeth’s Board of Directors that Wyeth’s audited financial statements be included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE

John D. Feerick, Chairman

Clifford L. Alexander, Jr.

Richard L. Carrión

John P. Mascotte

John R. Torell III

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE ON

CORPORATE GOVERNANCE MATTERS

A.	Outlook of the Committee on Corporate Governance

We believe that sound principles of corporate governance are an important key to Wyeth’s success and ability to secure the confidence of its stockholders, customers and employees. Substantial responsibility for good corporate governance rests with our Board (including the Nominating and Governance Committee) and the role it takes in overseeing how management serves the long-term interests of Wyeth and its stockholders.

B.	Historical Background

In 2001, before the increased focus on corporate governance gained widespread momentum, the Nominating and Governance Committee (this “Committee”) recommended, and the Board adopted, charters for all the standing committees of the Board which had not previously been subject to formal written charters, namely, the Compensation and Benefits Committee, the Corporate Issues Committee, and this Committee. The charters for each of the standing committees, all of which were revised in 2003 following the enactment of regulations under the Sarbanes-Oxley Act of 2002 and the finalization of the New York Stock Exchange Corporate Governance Standards, set out the purpose, composition, duties and responsibilities, and procedures of the respective committees. In 2003, this Committee also recommended, and the Board adopted, a formal set of Board guidelines, the Wyeth Corporate Governance Guidelines, based in part on the written Board practices originally adopted in 2001. The Guidelines and committee charters, as well as the functioning of the Board and the Board committees, have been subject to annual evaluation, which this Committee has facilitated in accordance with our Charter and the Wyeth Corporate Governance Guidelines. In conducting its review of Wyeth’s Guidelines and committee charters, the Committee carefully evaluates these documents based on our corporate governance objectives of transparency and accountability. The current versions of these documents are annexed to this proxy statement and can also be accessed on the Corporate Governance section of the Company’s website at www.wyeth.com.

C.	Developments in 2004

As it has done for the last several years, in 2004 this Committee continued to monitor best practices in an effort to further evaluate and enhance the Company’s governance practices, policies and documentation. We have sought to couple the requirements of U.S. federal legislation and the NYSE Corporate Governance Standards with our own continually evolving vision of good corporate governance and the corporate oversight obligation of the Board of Directors. In connection with the review of corporate governance concepts and practices, and their potential applicability to the Company, the Committee identified and implemented several initiatives that it believed could potentially enhance the overall strength and functioning of the Board. In that regard, during 2004 the Committee has, for example, established a site visitation program to facilitate Board member visits to the key facilities of the Company, identified key topics to be addressed by the independent directors in a portion of their executive sessions, and developed a program of in-depth strategic planning meetings to be held by the Board annually at which issues relating to the future direction of the Company will be analyzed and reviewed. All of these changes have been incorporated in the Wyeth Corporate Governance Guidelines and approved by the Board of Directors.

In 2004, the Committee commenced a review of the criteria and procedures for board candidate selection, which had been adopted formally in 2002 as this Committee’s Criteria and Procedures for Board Candidate Selection. Because this document is a key component of our governing instruments and we firmly believe that Board members should actively participate in the recruitment of qualified directors, led by this Committee, the entire Board of Directors reviewed and approved the Criteria and Procedures for Board Candidate Selection, which is annexed to this proxy statement and accessible on the Corporate Governance section of the Company’s website at www.wyeth.com.

In 2004 this Committee conducted a search for an additional member for our Board of Directors, and retained an executive search firm to assist in the search. The executive search firm was given a set of specifications, based on the Wyeth Corporate Governance Guidelines and the Criteria and Procedures for Board Candidate Selection, for use in the identification of director candidates. The search resulted in the election by the Board in September 2004 of Frances D. Fergusson, Ph.D. (Dr. Fergusson’s election to the Board became effective January 1, 2005.) Both the Chairman of this Committee and several members of senior Management participated in the interview and screening process. Ultimately, this Committee and the Board determined that Dr. Fergusson satisfied the Company’s criteria for selection, which included an independence analysis under the applicable regulatory and Company standards.

This Committee, in keeping with its mandate, continues to study, evaluate and improve upon this solid foundation in good corporate governance.

D.	Questions and Answers About Our Board, Board Committees, and Governance Policies

Below are several questions and answers that provide some highlights of our governance practices and the policy initiatives we have recently undertaken.

Q:	Is Wyeth’s Board comprised of a majority of independent directors?

A:	Yes, our Board currently consists entirely of non-employee directors, other than Mr. Essner. In fact, we consider the Board’s independence to be one of its great strengths. For the past several years, the individual or individuals serving as the Chairman, President and Chief Executive Officer have been the only member(s) of management on the Board.

The Wyeth Corporate Governance Guidelines adopted by the Board contain standards of independence that meet or exceed the NYSE Corporate Governance Standards. These independence standards are set out in detail in Section II.b. of the Wyeth Corporate Governance Guidelines annexed to this proxy statement and available on the Corporate Governance section of the Company’s website at www.wyeth.com.

Pursuant to these Guidelines and the categorical standards of independence that they set forth, the Board reviewed the independence of each of its directors in March 2005, taking into account any potential conflicts of interest, transactions or other relationships that could compromise any of our directors’ independence. As a result of this review, the Board affirmatively determined that all of the Company’s directors are independent of the Company and its management under the standards set forth in the Wyeth Corporate Governance Guidelines, with the exception of the Chairman, Mr. Essner, who is not independent because of his employment as our President and Chief Executive Officer.

Q:	What Committees of Wyeth’s Board are comprised of a majority of independent directors?

A:	The Audit Committee, Compensation and Benefits Committee, and Corporate Issues Committee have been comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards, since their inception. The Nominating and Governance Committee is currently, and has been for the past seven years, also comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards.

Q:	Are any of Wyeth’s management directors part of “interlocking” relationships?

A:	No. In fact, Mr. Essner is currently the only member of management on the Board, and he is not on the board of directors of any company that either employs an executive who sits on our Board or includes on its board another member of our Board.

Q:	What happens when one of Wyeth’s non-employee directors accepts a new directorship or changes professions?

A:	Under Wyeth’s protocols and procedures for the review of potential conflicts of interest, any new directorship or other significant affiliation involving another entity and one of our directors, will be reviewed for its impact on the director’s independence, and appropriate action will be taken if necessary. According to the Wyeth Corporate Governance Guidelines, the non-employee directors must offer not to stand for re-election following a change in their primary profession or occupation. The Committee then makes a recommendation to the Board whether to accept or reject the offer.

Q:	Does Wyeth require regular meetings of its non-management directors and/or have a lead independent director?

A:	Yes. Regular executive sessions of the non-management members of the Board are required. Executive sessions of the non-management directors, who are all also independent directors, were held at every regularly scheduled Board meeting in 2004. The executive sessions of the non-management directors are chaired by the Chairmen of each respective standing Committee on a rotating basis. By doing so, we believe that the duties that would typically fall upon a single lead independent director may be effectively assumed by the four Chairmen of these standing committees.

Q:	What sort of financial expertise do the members of Wyeth’s Audit Committee have?

A:	All of our Audit Committee members meet the current NYSE listing standards for both independence and financial literacy. Our Board has designated one member of our Audit Committee to be the “audit committee financial expert” as defined by the SEC, although other members of our Audit Committee are also qualified.

Q:	Are your Board Committees authorized to independently engage outside advice?

A:	Yes. The Board committees are authorized to seek outside counsel and expert advice. Two Committees, the Compensation and Benefits Committee and the Nominating and Governance Committee, have actively consulted with independent consulting firms in 2004. In addition, the principal independent public accountants of the Company are retained by the Audit Committee, subject to ratification by our stockholders.

Q:	Does Wyeth have a director education policy?

A:	The Committee has identified several director education programs, accredited by a corporate governance rating agency and sponsored by prominent institutions, from which new directors must choose at least one program to attend. Other directors are also invited to attend director education programs to refresh their skills or learn about new fields related to being a responsible corporate director.

Q:	Does Wyeth have a policy regarding director attendance at Board and Board Committee meetings?

A:	Although the Company has no formal meeting attendance policy, it is the expectation of the Chairman that all Board members attend every Board meeting and the meetings of the Committees on which they sit, unless special circumstances require they be excused. Such situations are ordinarily discussed with the Chairman in advance of the meeting in question.

Q:	Did all directors attend last year’s Annual Meeting of Stockholders?

A:	All directors attended last year’s Annual Meeting of Stockholders.

Q:	What is the procedure for a stockholder to submit the name of a candidate for consideration as a potential nominee to the Board of Directors?

A.	In accordance with our By-Laws, the name and qualifications of the potential candidate should be submitted to the Corporate Secretary of Wyeth. This Committee then considers the qualifications of the potential candidate at its next regularly scheduled meeting in accordance with the Committee’s Criteria and Procedures for Board Candidate Selection. When an executive search firm is under contract, such potential candidates are reviewed by the search firm under the set of search specifications being used for the specific search being conducted.

Q:	Are the charters of any of your Board Committees publicly available?

A:	Yes. The charters of each of the Audit, Compensation and Benefits, Corporate Issues and this Committee are included as appendices to this proxy statement. In addition, all of these charters are also available on the Corporate Governance section of our website at www.wyeth.com. As required by the charters, we evaluate these charters on an annual basis.

Q:	Does Wyeth have an Ethics Code?

A:	Yes. The Wyeth Code of Conduct, which has been in existence for many years, was revised in 2003 in accordance with SEC regulations and the NYSE Corporate Governance Rules, in addition to other considerations, and is available on the Wyeth website at www.wyeth.com. Worldwide training on the Wyeth Code of Conduct, and its application to the business lives of all employees, is currently under way using custom designed educational tools. The Wyeth Code of Conduct applies to all of our directors and executive officers, as well as all of our employees. The Wyeth Code of Conduct includes a code of ethics that applies to our senior financial officers and our Chief Executive Officer and is designed to promote honest and ethical conduct, avoidance of conflicts of interest, good public disclosure and full compliance with applicable laws and regulations.

Q:	Does Wyeth have a way for stockholders to report concerns they may have regarding accounting matters directly to the Audit Committee?

A:	Yes. If a stockholder, or any party, has concerns about accounting, internal accounting controls or audit matters, he or she can write directly to the Audit Committee of the Board at a P.O. Box of the Audit Committee located in New York City. The address is located in the Corporate Governance section of our website at www.wyeth.com. The Audit Committee Chairman receives all such communication, unopened, and responds or directs the response as he deems appropriate. The full Audit Committee reviews the treatment and status of all such communications at each Audit Committee meeting.

Q:	Does Wyeth have a way for stockholders to directly contact our non-management directors?

A:	Yes. If a stockholder, or any party, wishes to directly contact the non-management members of our Board of Directors, he or she can write directly to the Board at a P.O. Box of the Board located in New York City. The address is located in the Corporate Governance section of our website at www.wyeth.com. All such communication, other than advertising circulars, solicitations and advertisements, is forwarded to the party to whom it is addressed.

Q:	Does Wyeth have stock ownership guidelines for its executive officers?

A:	Yes. The Company has stock ownership guidelines for executive officers and other key U.S. employees in order to promote equity ownership and further align the interests of management with Wyeth’s stockholders. The Chief Executive Officer has a share ownership guideline with a value of at least eight times his base salary, officers who report to the Chief Executive Officer have a share ownership guideline with a value of at least six times base salary and other employees who are members of the Management, Law/Regulatory Review, Human Resources and Benefits and Operations Committees have a share ownership guideline with a value of at least four times base salary.

NOMINATING AND GOVERNANCE COMMITTEE

John P. Mascotte, Chairman

John D. Feerick

Robert Langer, Sc.D.

Mary Lake Polan, M.D., Ph.D., M.P.H.

Walter V. Shipley

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEE SUMMARY

On March 4, 2004, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2004, as ratified by stockholders at the 2004 Annual Meeting. PricewaterhouseCoopers LLP also acted in this capacity in 2003 and previously. The information below includes amounts billed or expected to be billed for these services.

Audit Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 were $10.8 million and $5.9 million, respectively. The increase in Audit Fees for 2004 is primarily attributable to the costs associated with complying with Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for Audit-Related services to Wyeth, for the fiscal years ended December 31, 2004 and December 31, 2003, were $0.7 million and $0.9 million (certain expected costs reported last year were not incurred), respectively. These services consist primarily of employee benefit plan audits, assistance with registration statements, consents and comfort letters related to debt issuances, assistance with divestitures, and other services approved by the Audit Committee.

Tax Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for tax services to Wyeth for the fiscal years ending December 31, 2004 and December 31, 2003 were $2.2 million and $1.7 million (certain expected costs reported last year were not incurred), respectively. These services primarily relate to the analysis and review of consolidated and local foreign tax provisions, preparation of local foreign tax returns, assistance on foreign tax audits, and foreign transfer pricing documentation.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP relating to any other services.

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax, and any other services to be provided by Wyeth’s independent registered public accounting firm. In situations when it is not possible to obtain full Audit Committee approval, the Committee has delegated to the Chairman of the Audit Committee authority to grant pre-approvals of auditing, audit-related, tax, and all other services. All such pre-approved decisions are required to be reviewed with the full Audit Committee at its next scheduled meeting.

The Audit Committee has approved all of the aforementioned independent registered public accounting firm’s services and fees for 2004 and 2003 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

ITEM 2.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, subject to ratification by the stockholders, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2005. This firm served in such capacity in 2004 and previously. A representative from PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS WYETH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

ITEM 3.

PROPOSED 2005 STOCK INCENTIVE PLAN

Previous stock option plans were designed to attract and retain qualified persons to serve as key employees of the Company and its subsidiaries, as well as to ensure additional incentive for persons who can contribute significantly to the success of the business.

In the belief that the plans adopted earlier accomplished their objectives and that the Company should be in a position to continue to provide incentives to officers and other employees to contribute to the future success and prosperity of the Company, the Board of Directors, on March 3, 2005, unanimously adopted the 2005 Stock Incentive Plan (the “2005 Plan”), subject to approval by the stockholders. The terms of the 2005 Plan provide benefits that are substantially similar to those provided under the Company’s most recent plan, the 2002 Stock Incentive Plan. The following is a summary of the provisions of the 2005 Plan.

The 2005 Plan will be administered by the Compensation and Benefits Committee (the “Committee”) composed of non-employee members of the Board of Directors of the Company, each of whom is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “tax code”) and an “independent director” under the New York Stock Exchange listing rules. Under the 2005 Plan, the Committee will have the authority to delegate the Committee’s authority and duties to the Chief Executive Officer of the Company, or to any other committee to the extent permitted under applicable law, subject to such limitations and conditions as the Committee or the Board of Directors may establish (except that the Committee may not delegate granting of awards to the executive officers of the Company). Under the 2005 Plan, the Committee may,

from time to time, grant stock options and award shares of common stock subject to certain restrictions or units representing such shares (“restricted stock”), to executive officers (currently 14 executive officers), whether or not directors, and approximately 20,800 other key employees of the Company and its subsidiaries (“optionees”). The 2005 Plan provides for the granting of incentive stock options, within the meaning of Section 422(b) of the tax code, and non-qualified stock options as determined by the Committee. The option price per share shall not be less than the fair market value of a share of the Company’s common stock on the date the option is granted. Awards of restricted stock under the 2005 Plan may be subject to such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish and set forth in restricted stock agreements.

The maximum number of shares of common stock that can be issued under the 2005 Plan is 45 million, including a maximum of 6 million shares that may be subject to restricted stock awards, although shares withheld or otherwise surrendered or forfeited to the Company may be reused under the 2005 Plan. The maximum number of shares of common stock which can be sold or awarded under the 2005 Plan to any optionee during the term of the 2005 Plan, shall not exceed 4.5 million shares. Under the 2005 Plan, no options can be granted, nor awards made, before March 3, 2005 or after March 3, 2015.

Options granted under the 2005 Plan will become exercisable and expire in accordance with the 2005 Plan and the applicable option agreement, provided that no option may become exercisable earlier than the later of (i) one year from the date of grant (except in the case of disability or retirement each as defined in the 2005 Plan or death, after two years of continuous employment) or (ii) the date on which the optionee completes two years of continuous employment with the Corporation or its subsidiaries. In addition, no outstanding options may be repriced under the 2005 Plan.

Notwithstanding the foregoing, unless otherwise set forth in an option or restricted stock award agreement (or as required to comply with Section 409A of the tax code), in the event of a change of control (as defined in the 2005 Plan), all options shall become immediately exercisable (and the restrictions shall expire with respect to restricted stock awards) and, at the discretion of the Committee, any outstanding options or restricted stock awards may be canceled and the holders thereof paid the value thereof as described in the 2005 Plan.

Subject to the preceding paragraph, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger or other relevant change in the Company’s capitalization, appropriate adjustments will be made by the Committee to the number of shares of common stock available under the 2005 Plan, the number and kind of shares and price per share of common stock subject to each outstanding option and the number and kind of shares subject to outstanding restricted stock awards.

In the event of termination of an optionee’s employment due to death or due to retirement or disability during which any unexercised options are held by the optionee and the optionee has two years of continuous employment, such shares may be exercised up until the termination date specified in the option agreement. In the event of the termination of an optionee’s employment by the Company or a subsidiary for reasons other than death, retirement, disability or deliberate gross misconduct, there is a three-month period after such termination during which any unexercised options, to the extent exercisable at the time of termination, may be exercised unless an earlier termination date is specified in the option agreement. To the extent unexercised, options will expire immediately upon the termination by the optionee of his or her employment for reasons other than retirement, disability or death and immediately upon the termination of an optionee’s employment by the Company or a subsidiary for deliberate gross misconduct. Shares of common stock with respect to which options are not exercised prior to termination or which are canceled, or shares of restricted stock which are forfeited, will be available for subsequent grants under the 2005 Plan.

Upon the exercise of an option, the full option price, either in cash, common stock or a combination of cash and common stock, or in any other form of consideration approved by the Committee, including under any cashless exercise program approved by the Committee, is required to be paid to the Company.

The 2005 Plan provides that options and shares of restricted stock are nontransferable other than by the laws of descent and distribution. However, the Committee may, in its discretion, allow transfers of options to other persons or entities unless such transfer would affect the incentive stock option tax treatment of such option. The Committee also may, in its discretion, permit the transfer of non-qualified stock options or shares of restricted stock to other persons or entities but only for estate planning purposes.

The 2005 Plan contains the non-competition and “employment at will” provisions contained in the Company’s other stock incentive plans.

The Board of Directors may terminate or amend the 2005 Plan at any time; provided that, without stockholder approval, no such action will (i) increase the maximum number of shares for which awards may be granted under the 2005 Plan, (ii) change the manner of determining the option price, (iii) extend the term of the 2005 Plan or the maximum period during which any option may be exercised or (iv) make any other change that would require shareholder approval under applicable stock exchange listing rules, or that would cause awards granted under the 2005 Plan that were intended to qualify as performance-based compensation under Section 162(m) of the tax code to fail to meet the exemptions provided by Section 162(m). Further, no such action may adversely affect the rights of any optionee or restricted stock award holder without his or her consent, except as may be necessary to comply with any applicable law or to ensure that additional taxes under Section 409A of the tax code would not be due upon delivery of cash or shares under the 2005 Plan.

The closing market price of one share of common stock on the New York Stock Exchange as of February 3, 2005 was $39.01.

If the aggregate fair market value of the common stock, determined at the time of grant, with respect to which incentive stock options are granted under the 2005 Plan or any other plan of the Company, that are exercisable for the first time by an optionee during any calendar year exceeds $100,000, or such other amount as may be permitted under the tax code, such excess shall be considered non-qualified stock options. The 2005 Plan also contains limitations on the grant of incentive stock options to any holder of more than 10% of the combined voting power of the Company’s voting stock.

A U.S. taxpayer optionee will not be subject to federal income tax upon the grant of an option under the 2005 Plan. Upon exercise of a non-qualified stock option, the optionee generally must recognize ordinary income in the amount of the “option spread” (the difference between the fair market value of the option shares and the exercise price) at the date of exercise and the optionee’s employer generally is entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and upon sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Upon exercise of an incentive stock option, a U.S. taxpayer optionee generally will not have to recognize any taxable income (except that the alternative minimum tax may apply). Instead, the optionee will be subject to taxation only upon the disposition of the shares acquired upon exercise of the incentive stock option. If the optionee disposes of the shares acquired upon exercise of an incentive stock option more than two years after the date of grant of the incentive stock option and more than one year after exercise, he or she will realize a long-term capital gain (or loss) based on the difference between the sale price of the shares and the exercise price of the option (or his or her basis in the shares if it is not equal to the exercise price). Otherwise, in the event the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option prior to the expiration of two years from the date of grant or one year from the date of exercise of the incentive stock option, the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares on the date of exercise or the amount realized on a sale (whichever is less) over the option price, and the optionee’s employer will be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the optionee upon the sale of the common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any further deduction by the employer.

Because (i) options under the 2005 Plan are granted at a price that is not less than the fair market value of the common stock on the date of grant, and (ii) the income from the exercise of such options may not be deferred, the rules and requirements of Section 409A of the tax code, which generally apply to deferrals made under deferred compensation plans after 2004, will not apply to the options.

To enable the Company to satisfy tax withholding obligations relating to non-qualified stock options, in lieu of cash payment the Committee may provide that optionees may elect to have the Company withhold from an option exercise, or separately surrender, shares of common stock.

Because all grants and awards under the 2005 Plan are entirely within the discretion of the Committee, the total benefits allocable under the 2005 Plan in the future are not at present determinable. Therefore, the Company has omitted the tabular disclosure of the benefits or amounts allocated under the 2005 Plan. No grants or awards have been made to date and no grants or awards will be made by the Company unless and until the 2005 Plan is approved by the stockholders.

The proposal to approve the 2005 Plan requires the affirmative vote of a majority of the votes cast by the holders of the common stock and $2 Convertible Preferred Stock, voting as a single class.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE 2005 STOCK INCENTIVE PLAN.

2005 STOCKHOLDER PROPOSALS

Wyeth stockholders have informed management of their intention to present the following resolutions for consideration at the annual meeting. The name, address and number of shares held by these stockholders will be promptly furnished orally or in writing by Wyeth upon request. Such request may be directed to Eileen M. Lach, Wyeth’s Corporate Secretary, who may be contacted at Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-6073.

ITEM 4.

STOCKHOLDER PROPOSAL ON REIMPORTATION

OF PRESCRIPTION DRUGS

RESOLVED: That the shareholders of Wyeth request that the Board of Directors prepare a feasibility report on adopting a policy that would require the company not to constrain the reimportation of prescription drugs into the U.S. by limiting the supply of drugs in foreign markets, to be done at reasonable cost and omitting proprietary information by September 2005.

Supporting Statement

Increasingly U.S. citizens, especially seniors, are purchasing prescription drugs abroad because such drugs are substantially cheaper. The Congressional Budget Office has confirmed that brand name drugs cost, on average, 33 to 55 percent less in other industrialized countries than in the U.S. A Civil Society Institute survey indicates that as many as 18 percent of citizens are splitting or skipping pills to cut drug costs, placing them at health risk. The escalating cost of prescription drugs has been the subject of intense media attention, and spurred the enactment of a Medicare prescription drug benefit in 2003.

The importation of prescription drugs is a growing business. Canada has been a principal source for such exports to the U.S. These exports have grown from $50 million in 1998 to nearly $1 billion in 2004. State and local governments, which provide health benefits to state employees, retirees, and others, are encouraging reimportation. Minnesota, New Hampshire, North Dakota, Wisconsin and Illinois have established web sites to connect state residents with Canadian pharmacies the states have deemed safe. Vermont is suing the Food and Drug Administration for wrongfully denying permission to set up a reimportation program.

In a letter addressed to “Distributors” in Canada, Wyeth Pharmaceuticals announced on April 26, 2004 that effective May 1, 2004, it would only allow the sale of Wyeth products through distributors in Canada to be sold “to those purchasers that have been approved by Wyeth.” Wyeth further stated in its letter that Wyeth products purchased by distributors could “only be sold in Canada.” This follows Wyeth’s efforts in 2003 to limit sales to specific Canadian pharmacies thought to be selling Wyeth brand products to U.S. citizens over the Internet.

We believe that depriving U.S. citizens of affordable access to Wyeth’s products may be harmful to Wyeth’s brand name and reputation, and puts Wyeth in conflict with programs supported by its customers. By actively limiting sales and creating artificial shortages of our products, many of which are category leaders or the only drug available for a particular condition, Wyeth is jeopardizing long-term market development and reputation.

We are also concerned that the strategy entails regulatory risk. Retail pharmacies have filed actions before the Canadian Competition Tribunal alleging that Wyeth’s limiting supply in Canada violates Canadian competition laws. In the U.S., class action status is being sought in Minnesota and Indiana federal courts alleging violations of U.S. antitrust laws.

We urge shareholders to vote FOR this proposal.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Wyeth strongly opposes importation of prescription medicines from Canada and other foreign sources into the U.S. in the manner set forth in the proposal because it is illegal, unsafe and does not meaningfully address the needs of needy and uninsured patients.

The Food and Drug Administration has consistently stated that state and local importation programs such as those referenced in the proposal violate federal laws against drug importation (or aiding and abetting importation) and are unsafe for patients. Although Congress has debated legislation to amend current federal law in this area, importation in the manner endorsed by the proposal remains illegal.

In voting on the proposal, Wyeth urges shareholders to consider the findings of the “Report on Prescription Drug Importation,” which was issued and delivered to Congress in December 2004 by a Task Force of leading experts commissioned by the U.S. Department of Health and Human Services. The Report was the product of extensive study of available data and solicitation of public comment by the Task Force. The full text of the Report is available on the Internet at www.hhs.gov/importtaskforce. The Report includes the following findings:

•	U.S. consumers currently purchasing drugs from overseas are generally doing so at significant safety risk and in violation of law;

•	There are very significant safety and economic issues that must be addressed before permitting importation of prescription drugs;

•	The public expectation that most imported drugs are less expensive than U.S. drugs generally is not true;

•	Total savings to consumers from legalized importation would be a small percentage relative to total U.S. drug spending; and

•	Legalized importation likely would adversely affect the future development of new drugs for U.S. consumers, resulting in introduction of roughly between four and eighteen fewer new drugs per decade.

Wyeth recognizes the need for access to affordable prescription drugs and actively supports public policy changes such as the prescription drug benefit in the recently-enacted Medicare Modernization Act and proposals to curb unnecessary litigation that advance that goal in a manner consistent with the public interest. Wyeth also takes responsible and prudent action to provide medicines to those in need, balanced appropriately against our financial commitments to our shareholders and our need to fund research and development of new and innovative life-saving medicines. Under our Patient Assistance Program, Wyeth provides medicines free of charge to patients who cannot afford our medicines and have no other means of coverage. In 2003 and 2004, Wyeth donated approximately $163 million and $180 million in free medicines to aid over 316,000 and 352,000 patients, respectively, to needy Americans.

For the foregoing reasons, Wyeth believes that this proposal is not in the best interest of the Company or its stockholders and therefore recommends a vote against this proposal.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

ITEM 5.

STOCKHOLDER PROPOSAL ON

SEPARATING THE ROLES OF CHAIR AND CEO

Resolved: The shareholders of the Wyeth Corporation (the “Company”) request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

SUPPORTING STATEMENT

We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.

We believe an independent Board Chair–separated from the CEO–is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.

Millions of Americans and others around the world have no access to our company’s life-saving medicines. This is an emergency, and our company’s charitable work, while laudable, is neither a sufficient nor strategic response. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.

The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than people in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company’s long-term value.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in any way that it deems appropriate at the time. Over the last several years the Board has considered many governance practices, including the separation of the offices of the Chairman and Chief Executive Officer. At the present time the Board believes that the current Board structure and the independence safeguards that it has put in place are adequate, appropriate and in the best interest of Wyeth and its stockholders.

The Board believes that having a strong, independent group of directors is critically important to good corporate governance. In that regard, the Board has adopted Corporate Governance Guidelines, which are attached to this Proxy Statement as Appendix F, pursuant to which the Board is required to be comprised of a majority of “independent” directors under applicable New York Stock Exchange governance standards and other applicable rules, regulations and statutes. Further, the Guidelines only permit the individual or individuals serving as Wyeth’s President or Chief Executive Officer to serve on the Board as representatives of management. Currently, under these Guidelines, all members of the Board, other than Mr. Essner who serves as Chairman, President and Chief Executive Officer, are “independent” members of the Board. In addition, all members of the Audit, Compensation and Benefits, Nominating and Governance and Corporate Issues Committees of the Board are “independent” in accordance with their respective charters. Finally, the Board regularly has executive sessions as part of Board meetings during which the Chairman is not present, each of which is chaired by a Chairman of the various Board Committees on a rotating basis.

The Board further believes that having a single person serve as Chairman and Chief Executive Officer, at this time, provides unified and responsible leadership for Wyeth. Should circumstances change, the Board would, and currently has the flexibility to, consider adopting alternative Board structures that may be in the stockholders best interests at that time. It should be noted that from May 2001 through December 2003, the positions of Chairman and Chief Executive Officer were held by different individuals.

The Board disagrees with the contention in the proposal that the lack of access to medicines has created a leadership crisis at Wyeth. Wyeth, at the direction of the entire Board, has taken and will continue to take, responsible and prudent actions with respect to providing medicines to those in need. For example, Wyeth, under our Patient Assistance Program, provides medicines free of charge to patients who cannot afford Wyeth’s medicines and have no other means of coverage. Unlike other programs, the Patient Assistance Program has no cap and access to the program is easily available to prescribing physicians. In 2003 and

2004, Wyeth donated approximately $163 million and $180 million in free medicines to aid over 316,000 and 352,000 U.S. patients, respectively, to needy Americans. Wyeth also donated millions of dollars of pharmaceuticals to people in need in underserved and underdeveloped countries, and in areas hit by the recent devastating tsunami, through international groups such as Project HOPE, Americares, MAP International, Heart to Heart International and the American Red Cross.

The Board will continue to support Wyeth’s charitable and humanitarian initiative as a responsible member of the world community and believes that these efforts are strengthened by having an operating officer also serve as Chairman, which facilitates prompt responses to crises, the dedication of appropriate resources and effective coordination with the Board to take action as appropriate.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

ITEM 6.

STOCKHOLDER PROPOSAL ON

WYETH SHAREHOLDER RESOURCES

USED FOR POLITICAL PURPOSES

Resolved, that the shareholders of Wyeth (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company’s website to reduce costs to shareholders.

Statement of Support:

As long-term shareholders of Wyeth, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

There are various disclosure requirements for political contributions, but they are difficult for shareholders to access and are not complete. Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states, and disclosure standards vary widely.

Corporations can also make unlimited contributions to “Section 527” organizations, political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association (PhRMA)—of which the company is a dues-paying member—gave $35.5 million in soft money political contributions. (Follow the Dollar Report, July 1, 2003, Common Cause).

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In 2001-02, the last fully reported election cycle, Wyeth contributed at least $931,522 (The Center for Responsive Politics, Soft Money Donors, http://www.opensecrets.org/softmoney).

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations.

Proponents believe our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable.

Finally, the requested report represents a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. Although lacking a business rationale for such contributions, our peer company Pfizer discloses these contributions on an annual basis.

There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Wyeth believes it is in the best interests of the stockholders for Wyeth to be engaged in the political process and to make contributions to political candidates and organizations through our political action committee as permitted by state and federal laws. As so many laws affect our business, Wyeth needs to be actively engaged in the lawmaking process to ensure that Wyeth’s interests are known and are being addressed.

Wyeth also supports its employees’ involvement in the political process through donations and volunteering. The Wyeth Code of Conduct, which can be found at www.wyeth.com, sets forth Wyeth’s policy on political contributions by its employees worldwide. Further, Wyeth is fully committed to complying with campaign finance and lobbying laws, and changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses.

All of Wyeth’s political contributions made through its political action committee at the federal level currently are required to be publicly disclosed and are available through the Federal Election Commission. Lobbying expenses and state political contributions are also publicly available. However, it would be costly and burdensome for Wyeth to assemble different and specific reports at the request of each non-governmental organization that may seek them. In addition, disclosing the business rationale for each political contribution as called for in the proposal could put Wyeth at a competitive disadvantage should they be publicly disclosed. For all of these reasons, the Board and Management do not believe the report requested in this proposal is practical or necessary and recommends a vote AGAINST the proposal.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

ITEM 7.

STOCKHOLDER PROPOSAL ON

DISCONTINUATION OF PREMARIN AND PROTECTION OF MARES

WYETH SHAREHOLDERS’ RESOLUTION

WHEREAS, the Women’s Health initiative studied the effects of estrogen on women’s health;

WHEREAS, that portion of the study pertaining to Premarin was discontinued in July 2002 due to statistically significant findings of an increased risk of heart attack, stroke, blood clots, and breast cancer;

WHEREAS, the Company’s sales of Premarin and related products has declined since the announcement in July 2002 of the potential risks for negative health effects;

WHEREAS, the decline in market demand for Premarin and related products has resulted in a greatly reduced need for pregnant mare urine which is the source from which the Company’s estrogen products are made;

WHEREAS, the reduction in demand for Wyeth products derived from pregnant mare urine has resulted in an oversupply of horses, many of whom have been sold at auction to be slaughtered for the overseas gourmet meat market;

WHEREAS, a Company policy aimed at protecting both womens’ health and the welfare of the mares who have produced Wyeth products, is long overdue;

RESOLVED, that the shareholders request that the Board:

1.	Discontinue promoting all Premarin and related products in the interests of womens’ health pending further review of the potential risk factors;

2.	Report to shareholders on the viability of adopting a policy for the protection of all mares used in the production of Wyeth’s products including buy-outs of farmers and placement of the mares in caring homes, or surrender to rescue organizations.

Supporting Statement: Wyeth has profited enormously over several decades from the production, marketing, and sale of products made from pregnant mare urine. Wyeth should acknowledge the clinical evidence that products made from pregnant mare urine have adverse consequences for women’s health. The time to end the cruelty to the mares, and the unfortunate foals they produce in creating this potentially unsafe product, has likewise arrived.

The results of the Women’s Health Initiative released in July 2002, are well known. What is less well known is the life that a “Premarin” mare leads. Pregnant mares are confined in stalls purposely designed to restrict movement. The goal is to ensure that the containers which collect the mare’s urine do not become detached. Some mares suffer this existence for up to six months a year.

The mares ultimately give birth to foals, whose fate is no better. The males are typically fattened and sold to slaughter for the gourmet food market in Asia. Those females who escape the fate of the male foals, are raised to be production machines like their mothers before them.

The conditions for these highly sensitive animals have only worsened since announcement of the elimination of Premarin from the Women’s Health Initiative—now there is an oversupply of mares. As a result, the now unprofitable mares are being sold to slaughter.

We urge Wyeth to act ethically in the interests of women’s health and compassionately in the interests of the animals.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Wyeth is committed to making Premarin® and Prempro™ available to patients who benefit from them. Premarin®/Prempro™ are important therapeutic options for women. They are the only therapies proven both to relieve menopausal symptoms, as well as to prevent postmenopausal osteoporosis.

The proposal suggests that Wyeth should discontinue promoting all Premarin® products as a result of the discontinuation of part of the Women’s Health Initiative (WHI) study in July 2002, pending further review of the potential risk factors. Wyeth has, in conjunction with the U.S. Food and Drug Administration and other regulatory bodies, reviewed the WHI Prempro™ results and the separate and distinct WHI Premarin® results (which was concluded early in March 2004). Wyeth has taken prudent and appropriate steps to inform physicians regarding the risks related to use of these drugs, update applicable product labeling accordingly, revise related marketing materials and put in place a comprehensive risk management plan, in each case in compliance with applicable laws.

Wyeth takes issue with the allegations of animal cruelty included in the proposal. For many years, Wyeth has taken significant and socially responsible action to provide for the appropriate treatment of the horses on the ranches that produce the estrogens extracted from pregnant mares’ urine (PMU) and refined during the manufacture of Premarin®/Prempro™. In fact, Wyeth contractually obligates all ranchers in its collection network to operate under a Recommended Code of Practice for the Care and Handling of Horses in PMU Operations. Also, Wyeth has coordinated inspections of the ranches by responsible animal husbandry organizations including the International League for the Protection of Horses (ILPH), Canadian Veterinary Medical Association (CVMA) and the American Association of Equine Practitioners (AAEP). Numerous independent sources, including the U.S. Department of Agriculture, Canadian and North Dakotan agriculture officials, professional equine associations, animal care groups, and more than 90 practicing veterinarians, have inspected the ranches and horses and have refuted allegations of animal abuse.

In connection with the downsizing of the PMU network due to decreases in demand for Premarin®/Prempro™, Wyeth has provided funding commencing in October 2003 through January 2006 to the former PMU ranchers to cover the feed and herd health needs of horses no longer required for collection. In addition, Wyeth established an Equine Placement Trust Fund in 2003 funding $3.7 million to assist ranchers in placing their horses into productive markets (i.e. farms, riding, show horses, police horse work and specialty breeding). It is assisted in this effort by an equine placement advisory board that includes some of the preeminent equine and veterinary practitioners in North America. Due to the great success of the program, Wyeth added an additional $2.2 million to be used to continue placement activities through 2005. The Fund has been instrumental in moving more than 15,500 horses (between October 2003 and February 1, 2005) into productive markets. It should be noted, however, that although Wyeth has taken great efforts to support the placement of horses into productive markets, Wyeth does not own the horses and has no authority over ranchers who may choose to keep their horses or sell them.

The Board believes that Wyeth’s marketing of Premarin®/Prempro™ is appropriate and important to women’s health and that Wyeth has taken responsible action with regard to the horses in the collection network and therefore recommends a vote against the proposal.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

OTHER MATTERS

When are stockholder proposals due for the 2006 annual meeting?

Stockholder proposals for the 2006 annual meeting must be received by us at our principal executive offices on or before November 16, 2005 in order to be included in our proxy materials for the meeting. Also, in accordance with the notice requirements in our by-laws, if a stockholder notifies us of his or her intent to present a proposal for consideration at our 2006 annual meeting after January 21, 2006, we (through the persons named as proxies in the proxy materials) may exercise discretionary voting authority (as we choose) at the meeting with respect to that late proposal without including information regarding it in our proxy materials.

What happens if you receive multiple copies of the annual report and proxy statement?

Applicable rules permit brokerage firms and the Company to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy statement for the 2005 annual meeting or a 2004 annual report, you may find these materials at our internet website (www.wyeth.com) or you may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-5000.

Are there any other matters to be addressed at the annual meeting?

We know of no other matters to be brought before the annual meeting, but if other matters are brought up before or at the meeting, the officers named in your proxy intend to take action as in their judgment is in the best interest of our Company and its stockholders.

Who will pay for the costs related to this proxy statement and the annual meeting?

We will be responsible for paying all expenses to prepare, print and mail the proxy materials to our stockholders. In addition, we have retained D.F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies for a fee of $19,500 plus out-of-pocket expenses and disbursements. In addition, our officers and employees may request the return of proxies by telephone, telegram or in person, but no additional compensation will be paid to them.

When can you expect to receive a 2004 Annual Report?

Our Annual Report for the year ended December 31, 2004, including financial statements, is being mailed or made available electronically to stockholders together with these proxy materials. Both the 2004 Annual Report and this proxy statement will be posted at our corporate website (www.wyeth.com) soon after they are distributed to stockholders.

How can I obtain copies of the Company’s corporate governance documents?

As stated above, the Company’s Audit, Compensation and Benefits, Nominating and Governance and Corporate Issues Committee Charters, the Company’s Criteria and Procedures for Board Candidate Selection for the Board of Directors and the Company’s Corporate Governance Guidelines are attached to this proxy statement, are available on the our corporate website (www.wyeth.com) and may also be obtained, without charge, by contacting Wyeth Investor Relations at (973) 660-5000. In addition, the Company’s code of ethics, which is included in the Company’s Code of Conduct, is available on our corporate website (www.wyeth.com) and may also be obtained, without charge, by contacting Wyeth Investor Relations.

Regardless of the number of shares you hold, it is important that your stock be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy by telephone or via the internet website if included on your proxy form or to sign and date your proxy form and return it without delay in the enclosed addressed envelope. The shares represented by each proxy which is signed and returned or submitted by telephone or via the internet website will be voted in accordance with your directions.

By Order of the Board of Directors,

EILEEN M. LACH

Corporate Secretary

March 16, 2005

APPENDIX A

CRITERIA AND PROCEDURES

FOR

BOARD CANDIDATE SELECTION

FOR THE BOARD OF DIRECTORS

It is the desire of Wyeth to select individuals for nomination to the Board of Directors who, if elected, will best serve the interests of the Corporation and its stockholders. The following Criteria and Procedures for Board Candidate Selection are not intended to be exclusive or exhaustive, but rather representative of the scope of delegation by the Board of Directors of Wyeth, to its Nominating and Governance Committee in the fulfillment of the duties and responsibilities in accordance with Section V(1) of its Charter. Certain criteria should be met by all candidates for Board selection, while only a portion of the Board need meet other criteria.

I.	CRITERIA FOR ALL CANDIDATES

Among those characteristics to be sought in each candidate, being mindful of the overall Board composition, are the following:

•	Integrity and a commitment to ethical behavior.

•	Personal maturity and leadership skills in industry, education, the professions, or government.

•	Independence of thought and willingness to deal directly with difficult issues.

•	Fulfillment of the broadest definition of diversity, seeking diversity of thought.

•	Broad business and/or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

II.	CRITERIA FOR A PORTION OF CANDIDATES

Among those characteristics that may be sought in individual board candidates, as needed to fulfill certain functions on the Board from time to time, are the following:

•	Scientific accomplishment in medicine or pharmaceuticals.

•	Management experience and expertise.

•	Financial and/or accounting expertise, generally, and as necessary to fulfill the financial requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•	Experience in other regulated industries.

•	Business and other experience relevant to large public companies.

III.   PROCEDURES TO BE USED IN BOARD CANDIDATE SELECTION

The Nominating and Governance Committee will include the following among its procedures to be used in the selection of candidates for the Board:

•	Evaluate qualifications under Section I, and any specific needs under Section II, prior to commencement of the recruitment process.

•	Develop a selection process specific to a candidate search to be led by the Chairman of the Nominating and Governance Committee with the assistance of a search firm, if deemed appropriate by the Committee, to be identified and retained within the sole discretion of the Committee.

A-1

•	Receive recommendations from other existing members of the Board of Directors and other sources, including self-nominated candidates, and submit such potential candidates for review under the foregoing specific selection process.

•	Determine that a prospective candidate fulfills the independence requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Internal Revenue Code, as applicable.

•	Review the education of the prospective candidate.

•	Evaluate the quality of experience and achievement of the prospective candidate.

•	Review the prospective candidate’s current or past membership on other boards.

•	Determine that the candidate has the ability, and the willingness, to spend the necessary time required to function effectively as a Director.

•	Determine that the candidate has a genuine interest in representing the stockholders and the interests of the Corporation overall.

A-2

APPENDIX B

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Board”) recognizes its oversight and guidance role within Wyeth (the “Company”). The Audit Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE

The purpose of the Audit Committee is to provide assistance to the Board of Directors of the Company in fulfilling its legal and fiduciary obligations and responsibilities to the shareholders, potential shareholders and the investment community with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries. In the fulfillment of said general purposes, the Audit Committee shall assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and of the independent registered public accounting firm. The Audit Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. The members of the Audit Committee will meet the independence, experience and other requirements of the New York Stock Exchange and all other applicable rules, regulations and statutes. Members must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices or acquire such familiarity within a reasonable period of time after his or her appointment to the Audit Committee. At least one of the members should, to the extent practicable, be a financial expert as defined by applicable rules, regulations and statutes. A member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is recommended by the Nominating and Governance Committee and approved by the Board, upon its determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

The Audit Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Audit Committee. The members of the Audit Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Audit Committee shall be designated by the Board of Directors. The Audit Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Audit Committee.

IV.	MEETINGS

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Audit Committee shall periodically meet separately with representatives of management, the vice president of the internal auditing department, and the independent registered public accounting firm to discuss any matters that the Audit Committee or each of them believes would be appropriate to discuss privately. At such quarterly meeting, the Audit Committee should meet with the independent registered public accounting firm and management to review the Company’s financial statements in a manner consistent with that outlined in Section V of this Charter. The Chairman of the Audit Committee, any other member of the Audit Committee, the Chairman of the Board, the President, an Executive Vice President or the Chief Financial Officer may call meetings of the Audit Committee. The Audit Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Audit Committee. A majority of the Audit Committee members shall constitute a quorum. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Audit Committee. The Audit Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Audit Committee shall keep a record of its actions and proceedings, and the Chairman of the Audit Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

In carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

1.	The sole authority to hire, subject to shareholder ratification, and fire, the independent registered public accounting firm and to approve the engagement fees in connection therewith.

2.	The responsibility to directly oversee the work of any independent registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

3.	The sole authority to approve in advance all audit and legally permitted non-audit services to be provided by any independent registered public accounting firm; provided, however, that pre-approval of non-audit services will not be required if:

a.	the aggregate amount of fees for all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided;

b.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

c.	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

4.	The sole authority to delegate to one or more designated members of the Audit Committee who are independent directors of the Board of Directors of the Company, the authority to grant pre-approval of audit and non-audit services as described in Section (3) above, so long as it is presented to the full Audit Committee at the next scheduled meeting.

5.

At least annually, to obtain and review a report by the independent registered public accounting firm describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and to assess the auditor’s independence, all relationships between the independent registered public accounting firm and the Company.

6.	At least annually, to evaluate the independent registered public accounting firm’s qualifications, performance and independence, which evaluation shall include the review and evaluation of the lead partner of the independent registered public accounting firm and a review of the report referred to in (5) above. In making its evaluation, the Audit Committee shall take into account the opinions of management and the Company’s internal auditors. The Audit Committee shall further ensure the rotation of the lead audit partner at least every five years and confirm with any independent registered public accounting firm retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company. The Audit Committee shall decide as to whether the Company is obtaining high-quality audits and whether rotation of the independent registered public accounting firm would be helpful. The Audit Committee shall present its conclusions with respect to the independent registered public accounting firm to the full Board.

7.	To instruct the Company’s independent registered public accounting firm that they are to directly report to the Audit Committee.

8.	To meet, review and discuss the annual audited financial statements and quarterly financial statements prior to dissemination, with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

9.	To generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

10.	To review in consultation with the independent registered public accounting firm, management and the internal auditors, the integrity of the Company’s financial reporting process, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent registered public accounting firm reports from management and the independent registered public accounting firm regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent registered public accounting firm and the Company’s management.

11.	To review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

12.	To engage and compensate from the Company’s funds independent counsel and other advisers, as the Audit Committee determines appropriate to carry out its duties.

13.	To discuss policies with respect to risk assessment and risk management and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

14.	To review with the independent registered public accounting firm any audit problems or difficulties and management’s response, including, but not limited to, any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information (and any significant disagreements with management), any accounting adjustments that were noted or proposed by the independent registered public accounting firm but were passed as immaterial or otherwise, any communications between the audit team and the independent registered public accounting firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accounting firm to the Company. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

15.	To review and approve, if appropriate, the operations and responsibilities of the Internal Audit Department and any changes thereto.

16.	To review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures through inquiry and discussions with the Company’s independent registered public accounting firm, internal auditors and management of the Company and approve the charter of the Company’s Disclosure Committee and any amendments thereto.

17.	To establish procedures for (i) the receipt, retention, treatment, processing and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.	To set hiring policies for employees or former employees of the independent registered public accounting firm all in accordance with applicable legal restrictions. At a minimum, these policies should provide that any independent registered public accounting firm may not provide audit services to the Company if the Chief Executive Officer, Controller, Chief Financial Officer, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the independent registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

19.	To meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company.

20.	To report regularly to the Board including, but not limited to, any issues that may arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm or the performance of the internal audit function.

21.	To direct preparation of and approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

22.	To review the findings of the Business Ethics Policy, as incorporated in the Code of Conduct, and report to the Board of Directors such findings.

23.	To perform such additional activities and consider such other matters within the scope of its responsibilities as the Audit Committee or the Board deems necessary or appropriate.

VI.	ANNUAL PERFORMANCE EVALUATION

The Audit Committee shall conduct a review and evaluation, at least annually, of the functioning of the Audit Committee, including but not limited to reviewing the compliance of the Audit Committee with this Charter. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Audit Committee considers necessary. The Audit Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

APPENDIX C

COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Compensation and Benefits Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Compensation and Benefits Committee shall assist the Board of Directors of Wyeth in the discharge of its responsibilities relating to compensation and benefits programs of the Corporation, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans of the principal corporate officers and other employee plans. The Compensation and Benefits Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Compensation and Benefits Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be: (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; (iii) “independent” under New York Stock Exchange rules and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member; and (iv) selected and retained in compliance with all applicable rules, regulations and statutes. The Compensation and Benefits Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Compensation and Benefits Committee. The members of the Compensation and Benefits Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Compensation and Benefits Committee shall be designated by the Board of Directors. The Compensation and Benefits Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Compensation and Benefits Committee.

IV.	MEETINGS

The Compensation and Benefits Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Compensation and Benefits Committee. The Compensation and Benefits Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Compensation and Benefits Committee. A majority of the Compensation and Benefits Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Compensation and Benefits Committee.

The Compensation and Benefits Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Compensation and Benefits Committee shall keep a record of its actions and proceedings, and the Chairman of the Compensation and Benefits Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, as described in section II above, the Compensation and Benefits Committee shall:

1.	With respect to the determination of executive compensation:

•	Recommend to the Board of Directors the salaries, bonuses and other benefits provided for the principal corporate officers of the Corporation;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate his performance in light thereof, and consider identified and other factors related to the performance of the Corporation in determining a recommendation to the Board of Directors on the compensation level of such executive;

•	Review and recommend to the Board of Directors the overall compensation of each newly elected principal corporate officer;

•	Evaluate on a periodic basis the competitiveness of the compensation of principal corporate officers and senior management of the Corporation; and

•	Establish and maintain performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

2.	With respect to incentive compensation plans, fringe benefit plans, deferred compensation plans, supplemental savings plans, and other equity compensation plans in which the Chief Executive Officer, other principal corporate officers and the non-employee directors of the Corporation participate (the “Plans”), to the extent permitted by law and subject to the terms of the Plans:

•	Review, approve and make recommendations to the Board of Directors regarding functional improvements or changes to the Plans or adoption of new plans when appropriate;

•	Evaluate on a periodic basis the competitiveness of the Plans;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the Chief Executive Officer and evaluate his and the Corporation’s performance taking into account prior awards and consider identified and other factors related to the performance of the Corporation in determining recommendations to the Board of Directors on the grants and awards to such executive under the Plans;

•	Act as Administrator and interpret all Plans in which the Compensation and Benefits Committee has been designated as Administrator by the Board of Directors and periodically report any such interpretations to the Board of Directors;

•	Determine whether and when to delegate administrative duties under Plans in which the Compensation and Benefits Committee has been named as Administrator to the Retirement Committee or other committee when appropriate.

3.

With respect to employee pension plans and employee welfare benefits plans (i.e., medical, life insurance, disability, dental, etc.) (the “Benefit Plans”) evaluate on a periodic basis the competitiveness of the Benefit Plans and recommend to the Board of Directors adoption of amendments to the Benefit Plans involving significant changes or improvements to the extent permitted by law and subject to the terms of the Benefit Plans.

4.	Periodically review and approve stock ownership guidelines for and review the stock ownership of principal corporate officers and senior management of the Corporation.

5.	Produce a report on executive compensation annually for inclusion in the proxy statement of the Corporation in accordance with applicable New York Stock Exchange rules and other regulatory requirements.

6.	If appropriate, select, retain and, if warranted, replace or terminate compensation and benefits consultants to provide independent advice to the Compensation and Benefits Committee. The Compensation and Benefits Committee shall have sole authority to engage any such consultants, if deemed desirable or beneficial, and shall approve, in its sole discretion, the consultant’s fees and other terms of any such engagement. The Compensation and Benefits Committee may, in its discretion, consult with management of the Corporation prior to the engagement of any such consultant.

7.	From time to time, as the Compensation and Benefits Committee shall deem appropriate, make recommendations to the Board of Directors regarding other issues related to the principal corporate officers, senior management and key employees of the Corporation.

8.	Perform such other duties and responsibilities as may be assigned to the Compensation and Benefits Committee, from time to time, by the Board of Directors of the Corporation, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman.

9.	Conduct a review and evaluation annually of the functioning of the Compensation and Benefits Committee in such manner as the Compensation and Benefits Committee deems appropriate.

10.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Compensation and Benefits Committee deems necessary or appropriate.

APPENDIX D

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Nominating and Governance Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Nominating and Governance Committee shall provide support for the governance role of the Board of Directors of Wyeth in reviewing and making recommendations on the composition of the Board of Directors, periodically assessing the functioning of the Board of Directors and its Committees, reviewing and making recommendations regarding non-employee director compensation, and making recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating and Governance Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Nominating and Governance Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be an independent director of the Corporation and shall meet the applicable independence requirements of the New York Stock Exchange and shall be selected and retained in compliance with all applicable rules, regulations and statutes. The Nominating and Governance Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Nominating and Governance Committee. The members of the Nominating and Governance Committee may be removed, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Nominating and Governance Committee shall be designated by the Board of Directors. The Nominating and Governance Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Nominating and Governance Committee.

IV.	MEETINGS

The Nominating and Governance Committee shall meet as needed at stated times without notice, or on notice to all members by the Chairman or one of the other members of the Nominating and Governance Committee, the Chairman or a Vice Chairman of the Board of Directors, the President, or an Executive Vice President of the Corporation. The Nominating and Governance Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Nominating and Governance Committee. A majority of the Nominating and Governance Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Nominating and Governance Committee, except with respect to recommendations of nominees for election as Directors, which action shall be unanimous. The Nominating and Governance Committee may

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also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Nominating and Governance Committee shall keep a record of its actions and proceedings, and the Chairman of the Nominating and Governance Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Nominating and Governance Committee, acting in conjunction with the Chairman of the Board at such times as the Committee deems appropriate, shall:

1.	With respect to the selection of Directors, establish criteria and procedures for identifying candidates for the Board of Directors; periodically identify and review potential candidates, including those submitted in accordance with the By-Laws or proxy materials of the Corporation and recommend to the Board of Directors nominees for election as Directors of the Corporation; and have the sole authority to hire and terminate the services of any search firm used in the identification of director candidates and approve such search firm’s fees and other terms and conditions of such engagement.

2.	With respect to the functioning of the Board of Directors and the Committees of the Board of Directors,

•	Review and make recommendations to the Board of Directors concerning the types, duties, functions, size, operation and membership of Committees of the Board of Directors;

•	Conduct a review and evaluation annually of the functioning of the Nominating and Governance Committee in such manner as it deems appropriate;

•	In consultation with the full Board of Directors, conduct a review and evaluation annually of the functioning of the standing Committees in such manner as the Nominating and Governance Committee deems appropriate.

•	In consultation with the full Board of Directors, conduct a review and evaluation annually of the functioning of the Board of Directors in such manner as the Nominating and Governance Committee deems appropriate.

3.	With respect to compensation for non-employee members of the Board of Directors, review and recommend to the Board of Directors the amount and form of annual retainer, meeting fees, and other direct and indirect compensation and benefits to be paid or made available to Directors of the Corporation.

4.	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Corporation and from time to time, as the Nominating and Governance Committee shall deem appropriate, make other recommendations to the Board of Directors regarding other governance matters and practices for inclusion in the corporate governance principles or otherwise, as appropriate.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Nominating and Governance Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Review and reassess, at least annually the adequacy of this Charter and the charters of all the other Committees of the Board of Directors and recommend to the Board of Directors for its consideration any improvements in this Charter or the charters of the other Committees that the Nominating and Governance Committee deems necessary or appropriate.

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APPENDIX E

CORPORATE ISSUES COMMITTEE OF THE

BOARD OF DIRECTORS CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Corporate Issues Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Corporate Issues Committee shall make recommendations to the Board of Directors on policies, practices, and programs relating to public and social issues impacting the operations of the Corporation and the relations of the Corporation with its various constituencies. The Corporate Issues Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Corporate Issues Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall meet the applicable independence requirements of the New York Stock Exchange. The Corporate Issues Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Corporate Issues Committee. The members of the Corporate Issues Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Corporate Issues Committee shall be designated by the Board of Directors. The Corporate Issues Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Corporate Issues Committee.

IV.	MEETINGS

The Corporate Issues Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Corporate Issues Committee. The Corporate Issues Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Corporate Issues Committee. A majority of the Corporate Issues Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Corporate Issues Committee. The Corporate Issues Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Corporate Issues Committee shall keep a record of its actions and proceedings, and the Chairman of the Corporate Issues Committee shall make a report thereof from time to time to the Board of Directors.

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V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Corporate Issues Committee shall:

1.	Review major public and social policies, practices, and programs of the Corporation and monitor compliance in significant areas of legal, social, and public responsibility and, when appropriate, make recommendations to the Board with respect to such policies, practices and programs, including periodic reviews relating to:

•	Environmental, health, and safety;

•	Employment practices, including equal employment opportunity in hiring and promotion;

•	Charitable giving and community outreach; and

•	Political contributions and political action.

2.	Review and make recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in the annual proxy materials of the Corporation, which relate to public and social issues.

3.	Review periodically with the General Counsel of the Corporation the Code of Conduct of the Corporation, and make recommendations to the Board of Directors for any changes, amendments or modifications of the Code of Conduct that the Corporate Issues Committee deems appropriate in light of changing conditions, new legislation, regulations and other developments.

4.	From time to time, as the Corporate Issues Committee shall deem appropriate, identify and make recommendations to the Board of Directors regarding current and emerging political, social and public policy trends and issues.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Corporate Issues Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Conduct a review and evaluation annually of the functioning of the Corporate Issues Committee in such manner as it deems appropriate.

7.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Corporate Issues Committee deems necessary or appropriate.

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APPENDIX F

CORPORATE GOVERNANCE GUIDELINES

I.	PREAMBLE

The following guidelines have been approved by the Board of Directors of Wyeth (the “Corporation”) to provide an overall framework of corporate governance for the Corporation and, generally, document the policies and practices under which the Corporation has conducted its corporate affairs for many years. The Corporation acknowledges that the field of corporate governance is continuously evolving and these written guidelines will be subject to further development following a review of various aspects of corporate governance principles annually or more frequently as deemed necessary or appropriate.

II.	BOARD COMPOSITION AND STRUCTURE

a.	The property and business of the Corporation are managed by its Board of Directors. The By-Laws of the Corporation require that there be no fewer than eight and no more than fifteen members of the Board of Directors. In recent years, the Board of Directors has averaged eleven members. The Directors are elected at the annual meeting of stockholders for a one-year term. Each Director is to continue in office until his or her successor is elected or until his or her earlier removal or resignation from the Board. The individual or individuals serving the Corporation as Chairman, President and Chief Executive Officer are the only management members of the Board of Directors. A majority of the members of the Board of Directors shall be independent directors who shall meet applicable independence, experience and other requirements of the New York Stock Exchange and all other applicable rules, regulations and statutes.

b.	With respect to a determination of director independence, the Board of Directors and the Nominating and Governance Committee will broadly consider all relevant facts and circumstances and will apply the following standards.

(1)	Consistent with the applicable listing standards of the New York Stock Exchange, a director will not be considered independent if:

(a)	the director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation;

(b)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Corporation); except that compensation received by an immediate family member of the director for services as an employee of the Corporation (other than an executive officer) need not be considered in determining independence under this test;

(c)

(A) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor, (B) the director is a current employee of such firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member was within the last three years

(but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time (in applying this test and consistent with the guidance provided by the New York Stock Exchange, a director who meets this standard for independence except that he or she has an immediate family member who (1) is a current partner of such a firm but (2) does not participate in such firm’s audit and assurance and tax compliance practices, will not be deemed to lack independence under this standard until the Corporation’s 2006 annual meeting);

(d)	the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executives at the same time serves or served on that company’s compensation committee; or

(e)	the director is a current employee, or an immediate family member of the director is a current executive officer, of a company (other than a charitable organization) that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year, and this test applies solely to the financial relationship between the Corporation and the director’s (or immediate family member’s) current employer—the former employment of the director or immediate family member need not be considered).

(2)	A director will only be appointed as a member of the Audit Committee if he or she also satisfies the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended.

(3)	The following relationships will not be considered to be material relationships with the Corporation that would impair a director’s independence:

(a)	If a director of the Corporation is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, does not exceed the greater of (i) $1,000,000 or (ii) 2% of such other company’s consolidated gross revenues;

(b)	If a director of the Corporation is an executive officer or employee of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of the indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer or employee;

(c)	If a director of the Corporation is an executive officer of another company in which the Corporation owns an equity interest, and the amount of the equity interest held by the Corporation is less than 10% of the total shareholders’ equity of the company at which the director serves as an executive officer; or

(d)	If a director of the Corporation serves as a director, officer or trustee of a charitable organization, and the Corporation’s contributions to the organization in the most recently completed fiscal year are less than the greater of (i) $1,000,000 or (ii) 2% of that organization’s gross revenues.

(4)	For relationships not covered by paragraph (3) above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the Board of Directors.

(5)	For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or have become incapacitated.

III.	BOARD COMMITTEE COMPOSITION AND STRUCTURE

There are five key Committees of the Board of Directors, the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Issues Committee, and the Nominating and Governance Committee. During the intervals between meetings of the Board of Directors, the Executive Committee performs all the duties and may exercise all the powers of the Board in the management of the property and business of the Corporation except such duties and powers as are by law, the Certificate of Incorporation or the By-Laws of the Corporation reserved to the Board of Directors. The charters of the other Committees of the Board of Directors, which set forth their purposes, responsibilities and duties, are published on the Corporate Governance page of the Internet website of the Corporation at www.wyeth.com. The memberships of the Audit Committee, the Compensation and Benefits Committee, the Corporate Issues Committee, and the Nominating and Governance Committee are comprised solely of independent directors.

IV.	BOARD SELECTION CRITERIA AND BOARD SERVICE

The Board of Directors has adopted written Criteria and Procedures for Candidate Selection for the Board of Directors which are published on the Corporate Governance page of the Internet website of the Corporation at www.wyeth.com.

Information with regard to serving on the Board of Directors, benefits, and obligations are provided to candidates for membership on the Board. An orientation is provided to new Board members, customized to the needs and prior experience of each new Board member. A Board Handbook is provided to each Director and updated as necessary. Each new Director is required to attend at least one director education program from among the programs offered by various institutions which have been identified by the Nominating and Governance Committee. All other Directors are encouraged to participate in continuing education programs as appropriate. Directors are also encouraged to participate in the director site visitation program in which Directors may visit the major facilities of the Corporation worldwide.

Each person serving as a Director must devote the time and attention necessary to fulfill the obligations of a Director. In addition, it is essential that non-management Directors remain independent from management by avoiding real or apparent conflict of interest relationships. Therefore, upon becoming aware of any matter (affecting them or their immediate family or otherwise) that could impact the Director’s ability to be deemed independent in accordance with Section II.b hereof, each such Director is to promptly consult with the Corporation regarding such potential conflicts of interest including, but not limited to, the acceptance of a new directorship. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Board of the Corporation.

A Director whose primary profession or occupation changes or who becomes aware of a relationship which would deem any non-management Director as not independent following his or her election to the Board is to offer not to stand for re-election at the next election following such change. Whether or not such offer will be accepted by the Board will be based on the recommendation of the Nominating and Governance Committee.

The date of mandatory retirement from Board membership is the last day of the calendar month in which the Director reaches 72 years of age.

A Director who is also an employee of the Corporation may not serve on the Board of Directors following his or her departure from full-time employment by the Corporation.

Responsibility for providing assistance to the Board rests with the internal organization of the Corporation. However, the Board and Board Committees will have access to management at or outside of Board or Committee meetings and also may seek, as each may deem necessary, legal or other expert advice from sources independent of management, at the expense of the Corporation. The Audit, Compensation and Benefits, and Nominating and Governance Committees have the sole authority to retain, set the fees of, and terminate, respectively, the independent auditors, compensation consultants, and executive search firms.

Wyeth management is the primary contact with institutional investors, the investing community, the media, etc. On occasion, Directors may be asked by the Board or management to have direct contact with others outside the Corporation in their capacities as Directors.

V.	CONDUCT OF BOARD AND BOARD COMMITTEE MEETINGS

The Chairman of the Board prepares Board meeting agendas based on discussions with Directors and management and business issues that arise. Annotated draft agendas for Board meetings are sent to Board members in advance of each meeting. Committee agendas are prepared based on the responsibilities and duties set forth in the Charter of each respective Committee, expressions of interest by Committee members and recommendations of management. Committee agendas are sent to Committee members in advance of each Committee meeting.

Information and materials regarding items requiring Board or Board Committee approval are distributed in advance of the respective meeting unless there are countervailing considerations such as confidentiality for its being held until the day of the meeting. Other information and materials are distributed in advance of the meetings or otherwise when important to the Board’s or the Committee’s understanding of a topic or issue, to facilitate discussion or generally to assist each Board member in fulfilling his or her fiduciary obligation to the Corporation and its shareholders. If a matter is particularly important, Board or Board Committee approval may be sought at a meeting subsequent to initial presentation. Following the meeting, confidential materials are returned to or left with the Corporation.

Executive sessions of the non-management Directors are regularly scheduled as part of Board meetings. One half of all such executive sessions each year will address topics pre-determined by the Board of Directors at the beginning of each year, in addition to such timely issues as may come before the executive session. These executive sessions are chaired on a rotating basis by the Chairmen of each of the Board Committees. In addition, at least one executive session per year shall be attended by independent directors only.

At least once each year, the Board of Directors shall hold an in-depth strategic planning meeting at which issues relating to the future direction of the Corporation will be analyzed and reviewed.

VI.	STOCK OWNERSHIP AND TRADING BY MEMBERS OF THE BOARD OF DIRECTORS

No specific targets for stock ownership by members of the Board of Directors has been set, but Directors ordinarily retain stock acquired under the 1994 Restricted Stock Plan for Non-Employee Directors, the Directors’ Deferral Plan and the Stock Option Plan for Non-Employee Directors.

Trading in securities by Directors of the Corporation is governed by the Wyeth Securities Transactions Policy.

VII.	DIRECTOR COMPENSATION

The Nominating and Governance Committee has the responsibility for recommending to the Board the amount and form of annual retainer, meeting fees, and other compensation and benefits to be paid or made available to Directors. Board compensation is designed to directly compensate Board members for service and not to create any real or apparent conflicts of interest. An independent study is undertaken biennially at the direction of the Nominating and Governance Committee to assist the Committee in its evaluation of Director compensation.

VIII.	MANAGEMENT SUCCESSION

The Board plans for the succession to the position of Chief Executive Officer. The Chief Executive Officer provides the Board with an annual assessment of each key senior manager and a development plan for his or her future growth within the Corporation.

IX.	BOARD EVALUATION

The Board, in consultation with the Nominating and Governance Committee, conducts an annual review and evaluation of the functioning of the Board and of the independence of each non-management member of the Board. The Board, in consultation with the Nominating and Governance Committee, conducts an annual evaluation of the functioning of each of the Board Committees, which shall include a review of the annual self-evaluation made by each of the Committees.

ANNEX I

WYETH

2005 STOCK INCENTIVE PLAN

(To be approved by stockholders at the 2005 Annual Meeting)

Section 1. Purpose. The purpose of the 2005 Stock Incentive Plan (the “Plan”) is to provide favorable opportunities for officers and other key employees (“Participants”) of Wyeth (the “Company”) and its subsidiaries to acquire shares of Common Stock of the Company and to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for Participants to contribute to the future success and prosperity of the Company, thus enhancing the value of the stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

Pursuant to the Plan, options to purchase the Company’s Common Stock (“Options”) and Restricted Stock (as defined in Section 6) may be granted to Participants by the Company. Options granted under the Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), herein referred to as “incentive stock options,” or options which do not meet the requirements of Section 422(b) of the Code, herein referred to as “non-qualified stock options”.

It is intended, except as otherwise provided herein, that incentive stock options may be granted under the Plan and that such incentive stock options shall conform to the requirements of Section 422 and 424 of the Code and to the provisions of this Plan and shall otherwise be as determined by the Committee (as hereinafter defined). The terms “subsidiaries” and “subsidiary corporation” shall have the meanings given to them by Section 424 of the Code. All section references to the Code in this Plan are intended to include any amendments or substitutions therefor subsequent to the adoption of the Plan.

Section 2. Administration. The Plan shall be administered by a Compensation and Benefits Committee (the “Committee”) consisting of two or more members of the Board of Directors of the Company (the “Board”), each of whom shall meet the requirements for (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” under the New York Stock Exchange listing rules and any other required independence standards. The Committee shall have full authority to grant Options and Restricted Stock, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board. Notwithstanding the foregoing and anything else in the Plan to the contrary, the Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other committee, in either case to the extent permitted under applicable law, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the Committee may make any determinations regarding awards to Participants who are subject to Section 16 of the Exchange Act.

Section 3. Number of Shares. The total number of shares which may be sold or awarded under the Plan shall not exceed 45 million shares of the Company’s Common Stock, of which up to 6 million may be granted as

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Restricted Stock. The total number of shares for which Options may be granted under the Plan to any Participant during any one fiscal year of the Company shall not exceed 4.5 million. The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options are not exercised prior to termination of the Option, or that are part of a Restricted Stock award that is forfeited before the restrictions lapse, shall again be available for Options and Restricted Stock thereafter granted under the Plan, to the fullest extent permitted by law.

Section 4. Participation. The Committee may, from time to time, grant Options and Restricted Stock to Participants and shall determine the number of shares subject to each grant.

Section 5. Terms and Conditions of Options. The terms and conditions of each Option shall be set forth in an agreement or agreements between the Company and the Participant. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

(a) Number of Shares. The number of shares subject to the Option.

(b) Option Price. The option price per share (the “Option Price”) shall not be less than 100% of the Fair Market Value of a share of the Company’s Common Stock on the date the Option is granted. The “Fair Market Value” of the Common Stock as of any date shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock on the Consolidated Transaction Reporting System on such date, or if such date is not a trading day, on the most recent trading day prior to such date. Once granted, except as provided in Section 7, the Option Price of outstanding Options may not be reduced, whether by repricing, exchange or otherwise.

(c) Date of Grant. The date of grant of an Option shall be the date when the Committee meets and awards such Option, or such later date as the Committee shall designate.

(d) Payment. The Option Price multiplied by the number of shares to be purchased by exercise of an Option shall be paid upon the exercise thereof. Unless the terms of an Option provide to the contrary, upon exercise, the aggregate Option Price shall be payable (i) in cash equal to such aggregate Option Price, (ii) in shares of the Company’s Common Stock owned by the Participant (which, for so long as necessary to avoid adverse accounting treatment, must have been held by the Participant at least six months) having a Fair Market Value on the day immediately preceding the date of exercise at least equal to such aggregate Option Price, (iii) a combination of the above methods, or (iv) by any other means approved by the Committee, including under any approved cashless exercise mechanism. Payment of the aggregate Option Price shall be made and received by the Company prior to the delivery of the shares as to which the Option was exercised. The right to deliver, in full or partial payment of the Option Price, any consideration other than cash shall be limited to such frequency as the Committee shall determine in its absolute discretion. A Participant shall have none of the rights of a stockholder with respect to an Option until the shares of Common Stock underlying such Option are issued to him or her. In order to be validly exercised, the aggregate Option Price and all necessary exercise documentation must be submitted to the Company or its designated agent not later than the close of trading on the date of expiration of the Option or, if such date is not a trading day, the close of trading on the last trading day prior to the date of expiration of the Option.

(e) Term of Options. Each Option granted pursuant to the Plan shall be for the term specified in the applicable option agreement (the “Option Agreement”).

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(f) Exercise of Option. Unless otherwise provided in the applicable Option Agreement, (i) no Option granted under the Plan may be exercisable earlier than the later of (A) one year from the date of grant or (B) the date on which the Participant completes two years of continuous employment with the Company or one or more of its subsidiaries, and (ii) in the event of a Participant’s death, Retirement (as defined below) or Disability (as defined below), any Options held by such Participant shall become exercisable on his or her Retirement date, the date his or her employment terminates on account of Disability or the date of his or her death provided he or she has been in the continuous employment of the Company or one or more of its subsidiaries for at least two years at such time. No Option may be exercised after it is terminated as provided in paragraph (g) of this Section, and no Option may be exercised unless the Participant is then employed by the Company or any of its subsidiaries and shall have been continuously employed by the Company or one or more of such subsidiaries since the date of the grant of his or her Option, except (x) as provided in paragraph (g) of this Section, and (y) in the case of the Participant’s Retirement or Disability (in which case the Participant may exercise the Option to the extent he or she was entitled to exercise it at the time of such termination or such shorter period as may be provided in the Option Agreement) or death (in which case the Option may be exercised by the Participant’s legal representative or legatee or such other person designated by an appropriate court as the person entitled to exercise such Option to the extent the Participant was entitled to exercise it at the time of his or her death). As used herein, “Retirement” shall mean termination of the Participant’s full-time employment on or after the earliest retirement age under any qualified retirement plan of the Company or its subsidiaries which covers the Participant, or age 55 with 5 continuous years of such employment if there is no such plan, and “Disability” shall mean termination of the Participant’s full-time employment for reason of disability for purposes of at least one qualified retirement plan or long term disability plan maintained by the Company or its subsidiaries in which the Participant participates. Non-qualified stock options and incentive stock options may be exercised regardless of whether other Options granted to the Participant pursuant to the Plan are outstanding or whether other stock options granted to the Participant pursuant to any other plan are outstanding.

(g) Termination of Options. Unless otherwise provided in the applicable Option Agreement, an Option, to the extent not validly exercised, shall terminate at the end of its stated term or, if earlier, upon the occurrence of the first of the following events:

(i) Three months after termination by the Company or one of its subsidiaries of the Participant’s employment for any reason other than in the case of death, Retirement, Disability, or deliberate gross misconduct determined in the sole discretion of the Committee, during which three month period the Option may be exercised by the Participant to the extent the Participant was entitled to exercise it at the time of such termination;

(ii) Concurrently with the time of termination by the Company or one of its subsidiaries of the Participant’s employment for deliberate gross misconduct determined in the sole discretion of the Committee (for purposes only of this subparagraph (ii) an Option shall be deemed to be exercised when the Participant has received the stock certificate (or valid instructions in the case of delivery of uncertificated shares) representing the shares for which the Option was exercised); or

(iii) Concurrently with the time of a Participant’s voluntary termination of his or her employment with the Company or one of its subsidiaries for reasons other than Retirement or Disability.

Notwithstanding the above, no Option shall be exercisable after termination of employment unless the Participant shall have, for the entire time period during which his or her Options were exercisable, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual

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proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which, as determined by the Committee, causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of Section 5(g)(ii). If these conditions are not fulfilled, the Participant shall forfeit all rights to any unexercised Option as of the date of the breach of the condition.

(h) Non-transferability of Options. Options shall not be transferable by the Participant other than by will or the laws of descent and distribution, and Options shall during his or her lifetime be exercisable only by the Participant; provided, however, that the Committee may, in its sole discretion, allow for transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) but only for estate planning purposes.

(i) Applicable Laws or Regulations. The Company’s obligation to sell and deliver stock under the Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations.

(j) Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Company’s Common Stock, determined at the time of grant, with respect to which incentive stock options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered non-qualified stock options.

Notwithstanding anything in the Plan to the contrary, any incentive stock option granted to any Participant who, at the time of grant, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary thereof, shall (i) have a term not exceeding five years from the date of grant and (ii) shall have an Option Price of not less than 110% of the Fair Market Value of the Company’s Common Stock on the date the incentive stock option is granted.

Section 6. Restricted Stock Awards. The Committee may, in its sole discretion, from time to time, make awards of shares of the Company’s Common Stock or awards of units representing shares of the Company’s Common Stock, to Participants in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (“Restricted Stock”). The terms, conditions and restrictions of any Restricted Stock award made under this Plan shall be set forth in an agreement or agreements between the Company and the Participant.

(a) Issuance of Restricted Stock. The Committee shall determine the manner in which Restricted Stock shall be held during the period it is subject to restrictions.

(b) Stockholder Rights. Beginning on the date of grant of the Restricted Stock award and subject to the execution of the applicable award agreement by a Participant and subject to the terms, conditions and restrictions of the applicable award agreement, the Committee shall determine to what extent the Participant has the rights of a

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stockholder of the Company including, but not limited to, whether the Participant has the right to vote the shares or to receive dividends or dividend equivalents.

(c) Restriction on Transferability. No Restricted Stock award may be assigned or transferred, pledged or sold prior to their delivery to a Participant or, in the case of a Participant’s death, to the Participant’s legal representative or legatee or such other person designated by an appropriate court; provided, however, that the Committee may, in its sole discretion, allow for transfer of a Restricted Stock award but only for estate planning purposes.

(d) Delivery of Shares. Upon the satisfaction of the terms, conditions and restrictions contained in the Restricted Stock award agreements or as otherwise determined by the Committee, the Company shall deliver, as soon as practicable, to the Participant (or permitted transferee), or in the case of his or her death to his or her legal representative or legatee or such other person designated by an appropriate court, a stock certificate (or proper crediting in uncertificated shares) for the appropriate number of shares of the Company’s Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Stock. Subject to Section 6(f), all of the shares or units with respect to a Restricted Stock award shall be forfeited and all rights of the Participant with respect to such shares or units shall terminate unless the Participant continues to be employed by the Company or its subsidiaries until the expiration of the forfeiture period and the satisfaction of any other conditions set forth in the applicable award agreement.

(f) Waiver of Forfeiture Period. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any award agreement under certain circumstances (including the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an award) and subject to such terms and conditions (including forfeiture of a proportionate number of the restricted shares) as the Committee shall deem appropriate.

Section 7. Adjustment in Event of Change in Stock. Subject to Section 8, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company’s capitalization, the Committee shall, subject to the approval of the Board of Directors, appropriately adjust the number and kind of shares available for issuance under the Plan (including the number of shares that may be granted as Restricted Stock), the maximum number of shares for which Options may be granted to any Participant during any one fiscal year of the Company, the number, kind and Option Price of shares subject to outstanding Options and the number and kind of shares subject to outstanding Restricted Stock awards; provided, however, that to the extent permitted in the case of incentive stock options by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Option Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the Participant’s proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided, that any such adjustment in shares subject to outstanding Options (including any adjustments in the Option Price) shall be made in such manner as not to constitute a modification as defined by subsection (h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock award pursuant to this

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Section 7, any new shares or units issued to the Participant in respect thereof shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock award for which the adjustment was made.

Section 8. Effect of a Change of Control.

(a) For purposes of this Section 8, “Change of Control” shall, unless the Board of Directors of the Company otherwise directs by resolution adopted prior thereto or, in the case of a particular award, the applicable award agreement states otherwise, be deemed to occur if (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board of Directors of the Company at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(b) Except to the extent reflected in a particular Option Agreement or award agreement, in the event of a Change of Control:

(i) notwithstanding any vesting schedule, or any other limitation on exercise or vesting, all outstanding Options shall immediately become 100% vested and exercisable, and the restrictions shall expire immediately with respect to 100% of all outstanding Restricted Stock awards; and

(ii) the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Options or Restricted Stock awards and pay to the holders thereof, in cash, the value of such awards based upon the highest price per share of Company Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

(c) Notwithstanding any provision in the Plan to the contrary, the provisions of this Section 8 shall be administered in a manner that complies with Section 409A of the Code.

Section 9. Amendment and Discontinuance. The Board of Directors of the Company may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 7), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan; (ii) change the manner of determining the Option Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any Option may be exercised or (iv) make any other change which, in the absence of stockholder approval, would be prohibited by the listing requirements of the national stock exchange on which the Common Stock is listed and traded, or would cause awards granted

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under the Plan which are then outstanding, or which may be granted in the future, and which are intended to qualify as performance-based compensation under Section 162(m) of the Code, to fail to meet the exemptions provided by Section 162(m) of the Code. No amendments, revision or discontinuance of the Plan shall, without the consent of a Participant, in any manner adversely affect his or her rights under any awards theretofore granted under the Plan, provided, however, that the Committee reserves the right to amend, revise or discontinue the Plan, any Option Agreement or award agreement, any provision of the Plan, including, without limitation, Section 8, or any provision of an Option Agreement or award agreement where such amendment, revision or discontinuance is necessary or desirable to comply with any applicable law or to ensure that, with respect to any Option, Restricted Stock award or the cash or shares of common stock into which they are converted, the Participant is not subject to federal income tax prior to delivery to such Participant or any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, the Plan shall be operated in compliance with Section 409A of the Code.

Section 10. Effective Date and Duration. The Plan was adopted by the Board of Directors of the Company on March 3, 2005, subject to approval by the stockholders of the Company at a meeting to be held in April 2005. Neither the Plan nor any award shall become binding until the Plan is approved by a vote of the stockholders in a manner which complies with Sections 162(m) and 422(b)(1) of the Code. No Option may be granted and no stock may be awarded under the Plan before March 3, 2005, nor after March 3, 2015.

Section 11. Tax Withholding. Notwithstanding any other provision of the Plan, the Company or its subsidiaries, as appropriate, shall have the right to deduct from all awards under the Plan cash and/or stock, valued at Fair Market Value on the date of payment, an amount necessary to satisfy all federal, state or local taxes as required by law to be withheld with respect to such awards. In the case of awards paid in the Company’s Common Stock, the Participant or permitted transferee may be required to pay to the Company or a subsidiary thereof, as appropriate, the amount of any such taxes which the Company or subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company’s Common Stock of equivalent fair market value in payment of such withholding tax obligations if the Participant elects to make payment in such manner.

Section 12. Construction and Conditions. The Plan and Options and Restricted Stock granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable.

Neither the existence of the Plan nor the grant of any Options or Restricted Stock pursuant to the Plan shall create in any Participant the right to continue to be employed by the Company or its subsidiaries. Employment shall be “at will” and shall be terminable “at will” by the Company or the Participant with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the Participant.

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Vote via the Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/wye		1-866-358-4696

Use the Internet to view the Annual Report, Proxy Statement and vote your proxy. Have your proxy card in hand when you access the website. Follow the simple instructions that are located at this website.

		Use a touch-tone telephone in the U.S., Canada or Puerto Rico to vote your proxy. Have your proxy card in hand when you call. Follow the simple recorded instructions.		Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

If you vote your proxy via the Internet or by telephone,

you should NOT mail your proxy card.

HTTPS://WWW.PROXYVOTENOW.COM/WYE VOTE VIA THE INTERNET 1-866-358-4696 CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR VIA THE INTERNET Ú

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE “FOR” ITEMS 1, 2 AND 3			THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSALS IN ITEMS 4, 5, 6 AND 7.

1 - ELECTION OF DIRECTORS:				FOR	AGAINST	ABSTAIN

FOR ☐ All nominees	WITHHOLD AUTHORITY ☐ to vote for all nominees	WITHHELD FOR: ☐ (Write that nominee’s number in the space provided below)	4. Reimportation of Prescription Drugs	☐	☐	☐

Nominees:	01 - R.L. Carrión, 02 - R. Essner, 03 - J.D. Feerick, 04 - F.D. Fergusson, 05 - R. Langer, 06 - J.P. Mascotte, 07 - M.L. Polan, 08 - I.G. Seidenberg, 09 - W.V. Shipley and 10 - J.R. Torell III		5. Separate the Roles of Chairman & CEO	☐	☐	☐
			6. Disclosure of Political Contributions	☐	☐	☐
			7. Discontinue Promoting Premarin and Protection of Mares	☐	☐	☐

Withheld For ____________________________________________________________

	FOR	AGAINST	ABSTAIN

2. Ratify Independent Registered Public Accountants Firm	☐	☐	☐

3. Adopt 2005 Stock Incentive Plan	☐	☐	☐

S C A N L I N E

Note: Please sign below exactly as the name appears to the left. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.

Date	Stockholder sign here	Co-owner sign here

YOU CAN VOTE YOUR SHARES IN ONE OF THREE WAYS

Can I vote via the Internet?

Yes. You can vote via the Internet and view the Annual Report and Proxy Statement by following the directions at our Internet address at: https://www.proxyvotenow.com/wye.

Can I vote by telephone by using a toll-free number?

Yes. If you are in the United States, Canada or Puerto Rico, you can vote by calling our toll-free number 1-866-358-4696, 24 hours a day, 7 days a week on a touch-tone telephone and following the instructions.

Can I vote by mail?

Yes. Just mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. Properly signed proxies will be voted in the manner directed by you. If you sign and give no direction on how to vote, this proxy will be voted FOR items 1, 2 and 3 and AGAINST items 4, 5, 6 and 7.

Can I elect to receive future proxy materials electronically instead of receiving paper copies?

Yes. You can elect to receive our Annual Report, Proxy Statement, prospectuses, and other communications electronically while voting by telephone, via the Internet at https://www.proxyvotenow.com/wye or by checking the box below if voting by mail. You can also elect to receive your proxy card electronically by providing your e-mail address after you vote via the Internet. Your election will remain in effect until you notify us otherwise. Please be aware that you may incur additional costs, such as telephone and Internet access charges, for which you will be responsible.

The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on April 20, 2005.

PLEASE VOTE

[GRAPHIC]

Five Giralda Farms

Madison, New Jersey 07940

(continued from reverse side)

Our board of directors is asking for your authorization and voting instructions (your proxy) to vote your shares.

By signing on the reverse side, you will appoint each of ROBERT ESSNER, LAWRENCE V. STEIN and EILEEN M. LACH as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted in accordance with your instructions at Wyeth’s Annual Meeting of Stockholders scheduled to be held on April 21, 2005 or at any postponement (or adjournment) on the matters described in the Proxy Statement and any other matters properly presented for a vote at the meeting.

(To be signed if voting by mail on the other side of this form or follow the instructions to vote via the Internet or by telephone)

Mark the box if your address has changed and write your new address on the reverse side of this card.	☐	WYETH P.O. BOX 11336 NEW YORK, N.Y. 10203-0336
Mark the box if you plan to attend the meeting.	☐
Mark the box if you would like to keep your vote confidential until after the meeting.	☐

By marking the box, I consent to future access to the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that Wyeth may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting Wyeth’s transfer agent, The Bank of New York, and that costs such as telephone and Internet access charges will be my responsibility.

☐